UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Panera Bread Company

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PANERA BREAD COMPANY
3630 South Geyer Road, Suite 100
St. Louis, Missouri 63127
April 18, 2011
Dear Stockholder:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Panera Bread Company to be held at 10:30 a.m., Central Time, on Thursday, May 19, 2011 at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102.
At the Annual Meeting, you will be asked (i) to elect two directors to our Board of Directors, (ii) to approve, in a non-binding vote, the compensation of our named executive officers, (iii) to conduct an advisory vote on the frequency of future executive compensation advisory votes, (iv) to amend our certificate of incorporation to increase the number of authorized shares of capital stock and (v) to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Board recommends that you vote for each of the director nominees nominated by our Board, that you vote in favor of an annual non-binding stockholder vote to approve the compensation of our named executive officers and that you vote for all other proposals to be presented at the Annual Meeting.
We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Therefore, if you do not plan to attend the Annual Meeting, we urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions.
On behalf of all of our team members and directors, I thank you for your continuing support and confidence.

Sincerely,

RONALD M. SHAICH

Executive Chairman
YOUR VOTE IS IMPORTANT
We urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card.

-i-

-ii-

PANERA BREAD COMPANY
3630 South Geyer Road, Suite 100
St. Louis, Missouri 63127
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2011
The 2011 Annual Meeting of Stockholders of Panera Bread Company will be held on Thursday, May 19, 2011 at 10:30 a.m., Central Time, at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102, to consider and act upon the following matters:
1. To elect two directors to our Board of Directors, each to serve for a term ending in 2014, or until his successor has been duly elected and qualified;
2. To approve, in a non-binding vote, the compensation of our named executive officers;
3. To recommend, in an advisory vote, the frequency of future executive compensation advisory votes;
4. To approve an amendment to our certificate of incorporation to increase the number of shares of capital stock authorized for issuance from 87,000,000 shares to 124,500,000 shares;
5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2011; and
6. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
Stockholders of record on our books at the close of business on April 5, 2011 are entitled to notice of and to vote at the meeting.
Whether or not you plan to attend the Annual Meeting personally, please vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy as soon as possible in the envelope provided. You may obtain directions to the location of the meeting by contacting our Investor Relations Coordinator at (800) 301-5566. If you attend the meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

SCOTT G. BLAIR
Secretary
Dated: April 18, 2011

PANERA BREAD COMPANY
3630 South Geyer Road, Suite 100
St. Louis, Missouri 63127
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Solicitation of Proxies
We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 18, 2011 in conjunction with the mailing of our 2010 Annual Report to Stockholders. Our Board of Directors, or Board, solicits the accompanying proxy for use at our 2011 Annual Meeting of Stockholders to be held at 10:30 a.m., Central Time, on May 19, 2011, and any adjournment or postponement thereof. We will pay the cost of soliciting proxies. Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies by mail, telephone, facsimile or Internet, or in person, for a fee of approximately $12,500, plus out-of-pocket expenses relating to the solicitation.
Important Notice Regarding the Availability of Proxy Materials for the
2011 Annual Meeting of Stockholders to be Held on May 19, 2011:
This proxy statement and the 2010 Annual Report to Stockholders are available for viewing, printing and downloading at www.panerabread.com/about/investor/reports/.
A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 28, 2010, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:
Investor Relations Coordinator Panera Bread Company 3630 South Geyer Road, Suite 100 St. Louis, Missouri 63127 Telephone: (800) 301-5566.
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2010 are also available on the SEC’s website at www.sec.gov.

Proposals to be Voted Upon
The agenda for the 2011 Annual Meeting of Stockholders will include the following proposals:

	Proposal	Board Recommendation

Proposal 1	To elect two directors to our Board, each to serve for a term ending in 2014, or until his respective successor has been duly elected and qualified	“FOR” each director nominee

Proposal 2	To approve, in a non-binding vote, the compensation of our named executive officers	“FOR”

Proposal 3	To recommend, in a non-binding vote, whether future executive compensation advisory votes should occur every one, two or three years	“ONE YEAR” (Choice 1)

Proposal 4	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of capital stock	“FOR”

Proposal 5	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2011	“FOR”
When you return your proxy properly signed (or vote on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted in accordance with our Board’s recommendations set forth above with respect to Proposals 1-5 and in the discretion of the persons named as proxies in the manner they believe to be in our company’s best interests as to other matters that may properly come before the Annual Meeting.
Voting Procedures
You may vote either in person, at the Annual Meeting or by proxy. To vote by proxy, you must select one of the following options:
•	Complete the enclosed proxy card:
•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.
•	Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than May 18, 2011, the day before the Annual Meeting, for your proxy to be valid and for your vote to count.
•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):
•	Call the toll-free voting telephone number: (800) 652-8683.
•	Have the proxy card in hand.
•	Follow and comply with the recorded instructions before the deadline of 11:59 p.m., Eastern Time, on May 18, 2011, the day before the Annual Meeting.
•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.
•	Vote on the Internet (Internet voting instructions are printed on the proxy card):
•	Access http://www.investorvote.com/PNRA.
•	Have the proxy card in hand.
•	Follow the instructions provided on the site.
•	Submit the electronic proxy before the deadline of 11:59 p.m., Eastern Time, on May 18, 2011, the day before the Annual Meeting.
•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.
Telephone and Internet voting ends at 11:59 p.m., Eastern Time, on May 18, 2011. If you vote in a timely manner by the Internet or telephone, you do not have to return your proxy card for your vote to count. Please be aware that if you vote on the Internet, you may incur Internet access charges for which you will be responsible.
Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to vote by telephone or Internet. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the Annual Meeting, you may vote by ballot. If you want to vote in person at the Annual Meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the Annual Meeting.
Shares represented by proxies on the enclosed proxy card will be counted in the vote at the Annual Meeting only if we receive your proxy card by May 18, 2011. Proxies submitted by the Internet or by telephone will be counted in the vote at the Annual Meeting only if they are received by 11:59 p.m., Eastern Time, on May 18, 2011.

Your properly completed proxy/voting instruction card will appoint Jeffrey W. Kip and Scott G. Blair as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Kip is our Senior Vice President, Chief Financial Officer and Mr. Blair is our Senior Vice President, Chief Legal Officer, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:
•	vote “FOR” or to withhold your votes from either or both of the nominees for director;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers;
•	vote “Choice 1” (every year), “Choice 2” (every two years), “Choice 3” (every three years) or “ABSTAIN” from the non-binding resolution to determine the frequency of future executive compensation advisory votes;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to amend our certificate of incorporation to increase the number of authorized shares of capital stock; and
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2011, which we refer to as fiscal 2011.
All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of both of the nominees for director (Proposal 1), “FOR” approval of the compensation of our named executive officers (Proposal 2), for “Choice 1” to recommend that a non-binding stockholder vote to approve the compensation of our executive officers occur every year (Proposal 3), “FOR” the amendment of our certificate of incorporation (Proposal 4) and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011 (Proposal 5).
Revocation of Proxies
You may revoke your proxy at any time before its use by casting a new vote on the Internet or by telephone or by delivering to us a duly executed proxy or written notice of revocation bearing a later date. If you execute a proxy but are present at the Annual Meeting, and you wish to vote in person, you may do so by revoking your proxy. Shares represented by valid proxies that are received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.
Stockholders Entitled to Vote
Our Board has fixed April 5, 2011 as the record date for the Annual Meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record on the record date. On the record date, we had [                    ] shares of Class A Common Stock outstanding (each of which entitles its holder to one vote), and 1,389,087 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes). Unless indicated otherwise, we refer to our Class A Common Stock and Class B Common Stock in this proxy statement collectively as our “Common Stock.” Holders of Common Stock do not have cumulative voting rights.
Quorum
For all proposals on the agenda for the Annual Meeting, the holders of a majority in interest of the combined voting power of the Common Stock issued and outstanding entitled to vote must be present in person or by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required
For Proposal 1, each of the directors will be elected by a plurality vote of the combined voting power of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. Shares for which the vote is properly withheld will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will not be counted toward a nominee’s achievement of a plurality and will have no effect on the election of the directors.
The affirmative vote of the holders of a majority of the votes cast will be required for: approval of the advisory vote on executive compensation (Proposal 2); approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes (Proposal 3); approval to amend our certificate of incorporation to increase the number of authorized shares of capital stock (Proposal 4); and approval of the ratification of the selection of the independent registered public accounting firm (Proposal 5). Abstentions and broker non-votes will not be counted as votes in favor of, or with respect to, these proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of these proposals. With respect to Proposal 3, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by our stockholders. However, as described in more detail in Proposal 3, because this proposal is non-binding, our Board may decide that it is in our best interest or the best interest of our stockholders to hold future executive compensation advisory votes more or less frequently.
If you hold shares of Common Stock through a broker, your broker may under certain circumstances vote your shares if you do not timely return your proxy. Under applicable rules, brokers have discretion to vote customers’ unvoted shares on routine matters but cannot vote such shares on non-routine matters. We believe that Proposal 5, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011, is the only matter that will be considered a routine matter for this meeting. Shares for which a broker cannot vote on a particular matter because the broker does not have discretionary voting authority to do so are considered “broker non-votes” on that matter.

BOARD OF DIRECTORS AND MANAGEMENT
Information Regarding Directors and Director Nominees
Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.
Our Board currently consists of seven directors. Class I consists of Fred K. Foulkes and Ronald M. Shaich, each with a term ending in 2011. Class II consists of Domenic Colasacco and Thomas E. Lynch, each with a term ending in 2012. Class III consists of Charles J. Chapman, III, Larry J. Franklin and William W. Moreton, each with a term ending in 2013.
At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Our Board has nominated Messrs. Foulkes and Shaich for re-election at the 2011 Annual Meeting as Class I directors, each to serve until 2014.
Director Qualifications
The following table and biographical descriptions provide information as of March 31, 2011 relating to each director and director nominee, including his age and period of service as a director of our company; his committee memberships; his business experience during the past five years, including directorships at other public companies; his community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he should serve as a director of our company.

		Board Tenure, Principal Occupation, Other Business
		Experience During the Past Five Years and Other
Name	Age	Directorships
Class I Directors, Nominees to be elected at the 2011 Annual Meeting (terms expiring in 2014)

Ronald M. Shaich Executive Chairman	57	Mr. Shaich is a co-founder of our company and has served as a member of our Board since March 1981. Mr. Shaich has led our Board since 1988, serving as Executive Chairman since May 2010, Chairman from May 1999 until May 2010 and Co-Chairman from January 1988 until May 1999. Mr. Shaich also served as our Chief Executive Officer from May 1994 until May 2010 and as our Co-Chief Executive Officer from January 1988 until May 1994. Mr. Shaich serves as a director of the non-profit Lown Cardiovascular Research Foundation and as a trustee of the non-profit Rashi School. Mr. Shaich has 30 years of leadership experience in the restaurant industry and has provided the strategic vision that has driven our company’s growth and performance.

		Board Tenure, Principal Occupation, Other Business
		Experience During the Past Five Years and Other
Name	Age	Directorships
Fred K. Foulkes, D.B.A. Audit Committee Compensation and Management Development Committee (Chair) Committee on Nominations and Corporate Governance	69	Dr. Foulkes has served as a member of our Board since June 2003. Dr. Foulkes, a professor of organization behavior at the Boston University School of Management since 1980, founded the Human Resources Policy Institute at the Boston University School of Management in 1981. He teaches courses in organization behavior, human resources management and strategic management at Boston University. From 1968 until 1980, Dr. Foulkes was a member of the Harvard Business School faculty. Dr. Foulkes served on the Board of Directors and was chairman of the Compensation Committee of Bright Horizons Family Solutions, a provider of employer-sponsored child care, early education and work/life consulting services, until its acquisition in May 2008 by Bain Capital. Dr. Foulkes brings to our Board a deep understanding of business strategy, human resources management and executive compensation and leadership. An educator, researcher and consultant, Dr. Foulkes has written and edited numerous books, articles and case studies in the field of human resources management, including executive compensation. Dr. Foulkes brings to our Board his considerable experience as the founder and director of the Human Resources Policy Institute at the Boston University School of Management, through which he has had regular contact with the senior executives of many large, U.S. companies. During his tenure as a member of our Board, Dr. Foulkes has gained additional expertise in the restaurant industry.

Class II Directors (terms expiring in 2012)

Domenic Colasacco Lead Independent Director Audit Committee (Chair) Compensation and Management Development Committee	62	Mr. Colasacco has served as a member of our Board since March 2000 and as our Lead Independent Director since January 2008. Since 1992, he has served as President and Chief Executive Officer of Boston Trust & Investment Management, a banking and trust company providing fiduciary and investment management services. He also serves as Chairman of its Board of Directors. Mr. Colasacco joined Boston Trust in 1974 after beginning his career in the research division of Merrill Lynch & Co. in New York City. Mr. Colasacco brings to our Board over 19 years of business and executive experience as well as a broad knowledge of public companies. Mr. Colasacco is our longest serving independent board member, with 11 years of board experience and extensive knowledge of our business and industry.

		Board Tenure, Principal Occupation, Other Business
		Experience During the Past Five Years and Other
Name	Age	Directorships
Thomas E. Lynch	51	Mr. Lynch has served as a member of our Board since March 2010, and he previously served as a member of our Board from June 2003 until December 2006. Mr. Lynch has served as a Senior Managing Director of Mill Road Capital, a private equity firm, since January 2005. From 2000 until December 2004, Mr. Lynch served as a Senior Managing Director of Mill Road Associates, a financial advisory firm that he founded in 2000. From 1997 through 2000, Mr. Lynch served as the Managing Director of Lazard Capital Partners, a private equity firm that he founded, which is affiliated with the investment bank Lazard Ltd. From 1990 until 1997, Mr. Lynch served as a Managing Director at the Blackstone Group, an investment and advisory firm, where he served as a senior investment professional for Blackstone Capital Partners. Prior to Blackstone, Mr. Lynch served as a senior consultant at the Monitor Company, a strategic consulting firm.

		Mr. Lynch’s extensive experience as a director includes service on the boards of Galaxy Nutritional Foods, Inc., a national food products company, from May 2009 until June 2009, Golub Capital BDC Inc., a privately held debt financing and equity investment company, from March 2010 until May 2010, Rubio’s Restaurants Inc., a privately held restaurant company, since August 2010, and Physicians Formula Holdings, Inc., a publicly traded innovative cosmetics company, since April 2010. Mr. Lynch brings to our Board 21 years of experience as an investor in and manager of publicly traded companies in the retail and restaurant industries.

		Board Tenure, Principal Occupation, Other Business
		Experience During the Past Five Years and Other
Name	Age	Directorships
Class III Directors (terms expiring in 2013)

Larry J. Franklin Audit Committee Compensation and Management Development Committee Committee on Nominations and Corporate Governance (Chair)	62	Mr. Franklin has served as a member of our Board since June 2001. He has served as the President and Chief Executive Officer of Franklin Sports, Inc., a branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports, Inc. in 1970 and served as its Executive Vice President from 1981 until 1986. Mr. Franklin currently serves on the Board of Directors of Bradford Soap International, Inc., a private manufacturer of private label soaps. He also has served as Chairman of the Board of Directors of the Sporting Goods Manufacturers Association, a global trade association of manufacturers, retailers and marketers in the sports product industry since October 2009, and as a member of its Executive Committee since 2000. Mr. Franklin’s leadership experience, particularly as a chief executive officer for 25 years, and broad functional skill set give him an appreciation for the business practices that are critical to the success of a large, growing company such as ours. During his 10-year tenure as a member of our Board, Mr. Franklin has developed significant company and industry-specific experience.

Charles J. Chapman, III Committee on Nominations and Corporate Governance	48	Mr. Chapman has served as a member of our Board since January 2008. Since October 2005, he has served as the Chief Operating Officer and a director of American Dairy Queen Corporation, a leading franchisor of quick service restaurants and wholly-owned subsidiary of Berkshire-Hathaway. From January 2001 until October 2005, Mr. Chapman held a number of senior positions at American Dairy Queen. Prior to joining American Dairy Queen, Mr. Chapman served as Chief Operating Officer of Bruegger’s Bagels, Inc. and President and co-owner of a Bruegger’s franchise, Beantown Bagels. He also held marketing and operations positions with Darden Restaurants. Mr. Chapman began his career as a consultant at Bain & Company. He is currently a member of the Development Committee for Big Brothers Big Sisters of the Twin Citites. Mr. Chapman’s leadership roles and extensive experience in the restaurant industry, particularly in the areas of concept development, brand strategy, consumer marketing, research and development, quality assurance, franchising, restaurant operations, training, construction and development, retail technology and commissary management, have made Mr. Chapman a critically effective Board member.

		Board Tenure, Principal Occupation, Other Business
		Experience During the Past Five Years and Other
Name	Age	Directorships
William W. Moreton President and Chief Executive Officer	51	Mr. Moreton has served as our President and Chief Executive Officer and a member of our Board since May 2010. From November 2008 until May 2010, Mr. Moreton served as our Executive Vice President & Co-Chief Operating Officer, and he served as our Executive Vice President and Chief Financial Officer from October 1998 until March 2003. Prior to rejoining us in 2008, Mr. Moreton served as President and Chief Financial Officer of Potbelly Sandwich Works LLC, a restaurant chain, from April 2005 until January 2007. From January 2004 until April 2005, Mr. Moreton served as Chief Executive Officer of Baja Fresh, a subsidiary of Wendy’s International, Inc. Prior to Baja Fresh, Mr. Moreton served as Executive Vice President, Subsidiary Brand Management for Wendy’s, where he assisted with strategy and growth of developing brands. Mr. Moreton also served as Executive Vice President and Chief Financial Officer of Quality Dining, Inc., a leading national franchisee restaurant company. Mr. Moreton brings to our Board more than 25 years of expertise and leadership experience in the restaurant industry.
Corporate Governance Matters
Our Board has long believed that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Corporate Governance page of the About Us — Investor Relations section of our website at www.panerabread.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Principles and Practices to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which provide a framework for the conduct of our Board’s business, provide that:
•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;
•	a majority of the members of our Board shall be independent directors;
•	the independent directors meet regularly in executive session;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence
Under the applicable rules of the Nasdaq Stock Market, or Nasdaq, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Chapman, Colasacco, Foulkes, Franklin or Lynch has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.
Director Nomination Process
The process followed by the Committee on Nominations and Corporate Governance to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee on Nominations and Corporate Governance and the Board.
Criteria and Diversity
In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Committee on Nominations and Corporate Governance applies the criteria specified in our Corporate Governance Principles and Practices. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Committee on Nominations and Corporate Governance does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.
Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Principles and Practices provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.
The director biographies on pages 7 to 11 indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations
Stockholders may recommend individuals to the Committee on Nominations and Corporate Governance for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Committee on Nominations and Corporate Governance, c/o Corporate Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee on Nominations and Corporate Governance will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee on Nominations and Corporate Governance or the Board, by following the procedures set forth under “Stockholder Proposals for 2012 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.
Board Meetings and Attendance
Our Board met four times during the fiscal year ended December 28, 2010, which we refer to as fiscal 2010, either in person or by teleconference. During fiscal 2010, each of our directors attended all of the Board meetings and at least 75% of the meetings of the committees on which he then served.
Director Attendance at Annual Meeting of Stockholders
Our Corporate Governance Principles and Practices provide that our directors are expected to attend the annual meeting of stockholders. Messrs. Chapman, Colasacco, Franklin, Lynch, Moreton and Shaich attended the 2010 Annual Meeting of Stockholders.
Board Leadership Structure
While our by-laws and Corporate Governance Principles and Practices do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for the company at this time. We believe that Mr. Shaich is best suited to serve as Executive Chairman of our Board because he is the director most familiar with our business and industry. Mr. Shaich has been an integral part of the leadership of our Board and company since its inception, and his strategic vision has guided our growth and performance. Mr. Moreton has held the position of Chief Executive Officer since May 2010. Separating these positions allows our Chief Executive Officer to focus on running the business, while allowing our Executive Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. In addition, as Executive Chairman, Mr. Shaich has the opportunity to spend a substantial amount of his time on long-term projects to maintain and evolve the company’s competitive positioning. Mr. Shaich is also engaged in medium-term initiatives designed to grow transactions and customer affinity. In addition, Mr. Shaich serves as one of our primary public spokespersons with the media and leads the Panera/St. Louis Cares Community Cafes effort.
As Mr. Shaich is not an independent director, our Board elected Mr. Colasacco as Lead Independent Director, a position to which he was initially elected in January 2008 and to which he was re-elected in 2009 and 2010. The Lead Independent Director Position Duty Statement adopted by our Board is posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.

Pursuant to our Corporate Governance Principles and Practices and the Lead Independent Director Position Duty Statement, the Lead Independent Director is responsible for, among other matters:
•	advising the Executive Chairman regarding Board meeting schedules;
•	approving the agendas for Board meetings;
•	advising the Executive Chairman regarding information sent to the Board;
•	interviewing Board candidates and assisting the Board and the company with compliance with and implementation of our Corporate Governance Principles and Practices;
•	presiding at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•	calling meetings of and presiding at executive sessions of the Board’s independent directors;
•	acting as a principal liaison between the independent directors and the Executive Chairman; and
•	participating with the Compensation and Management Development Committee in its evaluation of our President and Chief Executive Officer, and discussing with our President and Chief Executive Officer his performance.
Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the Board process.
Board Committees
Our Board has established three standing committees — the Audit Committee, the Compensation and Management Development Committee and the Committee on Nominations and Corporate Governance, each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.
Our Board has determined that all of the members of each of its three standing committees are independent as defined under the rules of Nasdaq, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Audit Committee
The responsibilities of our Audit Committee include:
•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;
•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting and disclosure controls and procedures;
•	overseeing our internal audit function;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;
•	advising the Board with respect to our policies and procedures regarding compliance with the applicable laws and regulations and with our Standards of Business Conduct;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by the rules of the SEC (which report is included on page 22 of this proxy statement).
The members of the Audit Committee are Mr. Colasacco (Chair), Dr. Foulkes and Mr. Franklin. Our Board has determined that Mr. Colasacco is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times during fiscal 2010.
Compensation and Management Development Committee
The responsibilities of our Compensation and Management Development Committee, which we refer to as the Compensation Committee, include:
•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Executive Chairman and our President and Chief Executive Officer;
•	reviewing and making recommendations to the Board with respect to the compensation of our Executive Chairman and our President and Chief Executive Officer;
•	determining the compensation of our other executive officers;
•	reviewing and making recommendations to the Board with respect to management succession planning; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”
The members of the Compensation Committee are Dr. Foulkes (Chair) and Messrs. Colasacco and Franklin. The Compensation Committee met four times during fiscal 2010.
Committee on Nominations and Corporate Governance
The responsibilities of the Committee on Nominations and Corporate Governance include:
•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;
•	identifying individuals qualified to become Board members;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	reviewing and making recommendations to the Board with respect to director compensation;
•	reviewing and making recommendations to the Board with respect to our Corporate Governance Principles and Practices; and
•	overseeing an annual evaluation of the Board.
The processes and procedures followed by the Committee on Nominations and Corporate Governance in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”
The members of the Committee on Nominations and Corporate Governance are Mr. Franklin (Chair), Mr. Chapman and Dr. Foulkes. The Committee on Nominations and Corporate Governance met four times during fiscal 2010.
Risk Oversight
Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on Panera and the steps we take to manage them. In addition, our Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Committee on Nominations and Corporate Governance assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with the Independent Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director and the Chairman of the Committee on Nominations and Corporate Governance, with the assistance of our Chief Legal Officer, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.
Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.
Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Corporate Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.
Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by dialing toll-free (888) 840-4151.
Standards of Business Conduct
We have adopted a written Standards of Business Conduct, a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Standards of Business Conduct on the Corporate Governance page of the About Us — Investor Relations section of our website, which is located at www.panerabread.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Standards of Business Conduct.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Messrs. Colasacco and Franklin and Dr. Foulkes served on the Compensation Committee during fiscal 2010. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during fiscal 2010 that require disclosure under the proxy rules and regulations promulgated by the SEC.

Executive Officers Who Are Not Directors
Certain information regarding our executive officers as of March 31, 2011, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Positions(s)
John M. Maguire	45	Executive Vice President and Co-Chief Operating Officer
Cedric J. Vanzura	47	Executive Vice President and Co-Chief Operating Officer
Scott G. Davis	47	Executive Vice President, Chief Concept and Innovation Officer
Scott G. Blair	53	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Mark A. Borland	58	Senior Vice President, Chief Supply Chain Officer
Rebecca A. Fine	48	Senior Vice President, Chief People Officer
Blaine Hurst	54	Senior Vice President, Technology Business Strategies
Jeffrey W. Kip	43	Senior Vice President, Chief Financial Officer
Thomas C. Kish	45	Senior Vice President, Chief Information Officer
Michael J. Kupstas	54	Senior Vice President, Chief Franchise Officer
Michael J. Nolan	51	Senior Vice President, Chief Development Officer
Michael D. Simon	52	Senior Vice President, Chief Marketing Officer
William H. Simpson	48	Senior Vice President, Chief Company and Joint Venture Operations Officer
John M. Maguire. Mr. Maguire has served as Chief Operating Officer, and subsequently co-Chief Operating Officer, since March 2008, and as our Executive Vice President since April 2006. Mr. Maguire previously served as our Senior Vice President, Chief Company and Joint Venture Operations Officer from August 2001 until April 2006. Mr. Maguire joined us in April 1993 and, until July 2001, served in various positions, including Vice President, Bakery Operations and Vice President, Commissary Operations. Mr. Maguire serves as a member of the Trustee Board of the South Shore Health and Educational Foundation, a non-profit corporation, and as a member of the Board of Directors of Bands in Town LLC, an online socially integrated network and recommendation service focusing on live music events.
Cedric J. Vanzura. Mr. Vanzura has served as our Executive Vice President and co-Chief Operating Officer since November 2008 and served as our Executive Vice President, Chief Administrative Officer from March 2008 until November 2008. Prior to joining our company, Mr. Vanzura served in a variety of positions at Borders Group, Inc., a global retailer of books, music and movies, including Executive Vice President, Emerging Business Strategy and Technology from July 2006 until September 2007, President, Borders International from February 2005 until July 2006 and President, Specialty Retail from March 2003 until February 2005.
Scott G. Davis. Mr. Davis has served as our Executive Vice President, Chief Concept and Innovation Officer since May 2010, prior to which he served as our Senior Vice President, Chief Concept Officer since May 1999. Mr. Davis joined us in 1987, and from May 1996 until May 1999 served as our Director of Concept Services and Customer Experience.
Scott G. Blair. Mr. Blair has served as our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since January 2008. From March 2003 until January 2008, Mr. Blair served as our Special Counsel for Employee Relations and also maintained a sole proprietorship law firm concentrating on employment law.
Mark A. Borland. Mr. Borland has served as our Senior Vice President, Chief Supply Chain Officer since August 2002. Mr. Borland joined our company in 1986 and held management positions with Au Bon Pain and Panera Bread divisions until 2000, including Executive Vice President, Vice President of Retail Operations, Chief Operating Officer and President of Manufacturing Services. From March 2000 until March 2001, Mr. Borland served as Senior Vice President of Operations at RetailDNA, a provider of sales and marketing products, then rejoined us as a consultant in 2001.
Rebecca A. Fine. Ms. Fine has served as our Senior Vice President, Chief People Officer since August 2004. Ms. Fine was Chief People Officer for Seed Restaurant Group, a chain restaurant operator, from February 2000 until August 2004. She served as Chief Administrative Officer for Shoney’s Inc., a chain restaurant operator, from March 1996 until February 2000. Ms. Fine is the chair of the Board of Directors of Winning Women, a non-profit corporation.

Blaine Hurst. Mr. Hurst has served as our Senior Vice President, Technology Business Strategies since January 2011. From October 2002 to January 2011, Mr. Hurst was an entrepreneur and independent consultant, assisting numerous restaurant, retail and distribution companies in their development and growth. From January 2001 to October 2002, Mr. Hurst served at eMac Digital, LLC as President – Restaurant Technology Solutions. He also served as Vice Chairman and President, Executive Vice President – Chief Administrative Officer and Vice President – Information Services, at Papa John’s International Inc., a chain restaurant operator, from February 1995 to December 2000. Before joining Boston Chicken as its Vice President – Information Services in 1993, Mr. Hurst was a consulting division Partner with Ernst & Young, founding the firm’s Center for Information Technology Planning and Development.
Jeffrey W. Kip. Mr. Kip has served as our Senior Vice President, Chief Financial Officer since May 2006. From November 2003 until May 2006, Mr. Kip served as our Vice President, Finance and Planning and as our Vice President, Corporate Development from May 2003 until November 2003. From November 2002 until April 2003, Mr. Kip served as an Associate Director and Director at UBS, an investment banking firm, and from August 1999 until November 2002, Mr. Kip was an Associate at Goldman Sachs, an investment banking firm.
Thomas C. Kish. Mr. Kish has served as our Senior Vice President, Chief Information Officer since December 2004. From April 2001 until December 2004, Mr. Kish served as our Vice President, Chief Information Officer. Prior to joining us, Mr. Kish was Vice President, Information and Support Services for Papa John’s International, a chain restaurant operator, from 1995 until 2001.
Michael J. Kupstas. Mr. Kupstas has served as our Senior Vice President, Chief Franchise Officer since September 2001. Mr. Kupstas joined us in 1996 and, until September 2001, served in various positions, including Vice President, Franchising and Brand Communications and Vice President, Company and Franchise Operations. Prior to joining us, Mr. Kupstas served as Senior Vice President/Division Vice President for Long John Silver’s, Inc., a chain restaurant operator. Mr. Kupstas is also chairman of the Board of Directors of Operation Food Search, a non-profit corporation.
Michael J. Nolan. Mr. Nolan has served as our Senior Vice President, Chief Development Officer since he joined us in August 2001. From December 1997 until March 2001, Mr. Nolan served as Executive Vice President and Director for John Harvard’s Brew House, L.L.C., a chain restaurant operator, and as Senior Vice President, Development, for American Hospitality Concepts, Inc., a chain restaurant operator. Prior to December 1997, Nolan held various positions at Apple South Incorporated, a chain restaurant operator, Morrison Restaurants, Inc., a chain restaurant operator, Cardinal Industries, Inc., a private real estate development company, and Nolan Development and Investment, a private development company.
Michael D. Simon. Mr. Simon has served as our Senior Vice President, Chief Marketing Officer, since October 2009. Prior to joining us, Mr. Simon served in various positions at Campbell Soup Company and its subsidiaries from 1992 until October 2009, including Senior Vice President/General Manager of the Snacks Division at Pepperidge Farm, Inc., as well as senior marketing positions within Pepperidge Farm’s Bakery Division and Godiva Chocolatier, Inc. Prior to 1992, Mr. Simon held several marketing positions at Ralston Purina Company.
William H. Simpson. Mr. Simpson has served as our Senior Vice President, Chief Company and Joint Venture Operations Officer since April 2006 and previously served as our Vice President, Retail Operations from February 2005 until April 2006. From November 2002 until February 2005, Mr. Simpson served as our Director of Retail Operations and Joint Venture Partner. From June 1998 until November 2002, Mr. Simpson served as Vice President of Franchise Operations and Regional Vice President of Company Operations for Bennigan’s Restaurants, a chain restaurant operator.

Executive Compensation Processes
The Compensation Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department specific goals that facilitate the achievement of corporate performance. Annual bonuses are tied to the achievement of these performance goals.
The payment of an incentive bonus to our President and Chief Executive Officer and our Executive Chairman is determined by our Board on recommendation from the Compensation Committee, and the payment of an incentive bonus to our other executive officers is determined by the Compensation Committee on recommendation from the President and Chief Executive Officer, in each case following a review of the achievement of annual performance goals.
During the first calendar quarter of each year, we evaluate individual and corporate performance against the goals for the recently completed year. Our President and Chief Executive Officer presents to the Compensation Committee an evaluation of each of the other executive officers, as well as a recommendation for annual executive salary increases, if any. These evaluations and recommendations are then discussed by the Compensation Committee, which approves salary and any other awards for the executives. In the case of each of our President and Chief Executive Officer and our Executive Chairman, his individual performance evaluation is conducted by the Compensation Committee, which recommends his compensation changes, if any, to the Board for consideration and approval.
For all executives, annual base salary increases and annual bonuses, to the extent awarded, are implemented during the first calendar quarter of the year. In addition, during the third quarter of each year, the Compensation Committee and Board grant long-term equity and performance awards under our 2005 Long Term Incentive Program to our executive officers. Newly hired and promoted executives may be granted supplemental awards at a committee meeting following their hiring or promotion dates.
The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2010, the Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, to assist the Company with its review of the “Compensation Discussion and Analysis”.
Risk Considerations in Executive Compensation
Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program and the Compensation Committee does not believe that our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of company-wide and individual department specific goals. Additionally, with respect to the variable portions of compensation, company specific measurements must represent at least 50% of the total for our annual incentive bonuses and 100% of the measurements for our 3-Year Performance Awards. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Policies and Procedures for Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also permits the Chairman of the Audit Committee and the Chief Legal Officer to review proposed related person transactions that arise between committee meetings, subject to review, approval and ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. The committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined the following interests are not material, and, accordingly, a transaction or arrangement with an entity in which the related person’s sole interest is one of the following will not be considered a related person transaction:
•	Interests arising only because a related person is a director of an entity that is involved in the transaction or arrangement; or
•	Interests arising only from the ownership by one or more related persons of less than a 10% equity interest in the entity involved in the transaction, excluding general partnership interests; or
•	Interests arising only because a related person is an executive officer of an entity involved in the transaction, and (1) all related persons hold less than a 10% equity interest of the entity involved in the transaction, (2) the related person and immediate family members have and are not negotiating the transaction and have and will not receive any related special benefits, and (3) the transaction amount involves less than the greater of (A) $200,000 or (B) 5% of the annual gross revenues of the company receiving payment in the transaction; or

•	Interests arising only from the ownership of a class of our company’s stock if all stockholders of that class receive the same benefit on a pro rata basis; or
•	Interests arising only because a significant stockholder or an immediate family member is indebted to us.

In addition, our Board has determined that the following transactions are not related person transactions for purposes of this policy:
•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee or our Board, as applicable; or
•	A transaction that involves compensation to a director for services as a director of our company if such compensation is reported pursuant to applicable law; or
•	A transaction that is specifically contemplated by provisions of our Certificate of Incorporation or by-laws; or
•	A transaction awarded under a competitive bid process.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Board or the Compensation Committee in the manner specified in its charter and consistent with our policies.
Related Person Transactions
Since December 30, 2009 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described above under “Compensation of Directors,” “Employment Arrangements with Executive Officers” and “Executive Compensation.”
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed our audited financial statements for fiscal 2010 and has discussed these financial statements with our management and PricewaterhouseCoopers, LLP, our independent registered public accounting firm.
The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2010.

By the Audit Committee of the Board of Directors of Panera Bread Company.

Domenic Colasacco (Chair)
Fred K. Foulkes
Larry J. Franklin

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS
Compensation Discussion and Analysis
Overview of Our Compensation Objectives and Philosophy
Our executive compensation program is designed to (1) provide a compensation package that is reasonable and competitive within the industry in order to attract and retain qualified and talented executives, (2) provide incentives to drive our short, intermediate and long term performance and (3) motivate our executive officers and align their interests with those of our stockholders in order to attain our ultimate objective of increasing stockholder value.
We offer total compensation packages at levels we consider to be competitive with companies of similar size in the restaurant industry. In determining our executive officer compensation, we may consider generally available source material on companies in the restaurant industry from business periodicals, proxy statements, and other resources. From time to time, we may consider publicly available compensation data from national companies that we believe are generally comparable to us in terms of size, organization structure and growth characteristics, and against which we believe we compete for executive talent. We may also engage third party advisors to perform compensation analysis and peer company benchmarking studies for us to assist our Compensation Committee in its evaluation of executive compensation.
Our executive compensation program provides incentives that are based on short-, intermediate- and long-term operating and financial performance metrics that are designed to drive our overall performance over the short-, intermediate- and long-term. Our annual incentive bonus rewards achievement of company-wide goals, which drive our performance for each year, and may be adjusted if our performance falls short of or exceeds our pre-tax earnings targets, which we establish as a general measure of our company performance. Our long-term incentive program includes equity awards and cash awards that tie to the achievement of intermediate and long-term performance metrics, which, in addition to specific earnings per share, or EPS, metrics, may also include metrics that we have identified as direct or indirect components or drivers of earnings growth.
Elements of Compensation
Our executive compensation program is essentially the same as the compensation program for all of our full-time management employees, with appropriate modifications based on the employee’s organization level or position within the organization. Our full-time management compensation program is comprised of three basic elements:
•	Base Salary, with annual discretionary increases;
•	Annual Incentive Bonus, for which target eligibility varies by organization level, with award payments ranging from zero to two times the target bonus based on company-wide, and in some cases, department specific, or, with respect management employees who are not executive officers, individual performance metrics, in each case, as modified based on overall company financial performance and subject to adjustment by our Compensation Committee; and
•	Long-Term Incentive Compensation, which includes varying levels of cash and equity awards based upon organization level, position and company performance against key metrics that drive long-term stockholder value.

Because our primary objective is to provide incentives that drive our performance, perquisites are an insignificant element of our executive compensation program. We do not have employment agreements with any of our executive officers and we do not provide benefits by reason of retirement (other than under our 401(k) plan), except with respect to our Executive Chairman, as described below. We provide standard employee benefits, which we make available to all of our full-time salaried management employees.
Determining Executive Compensation
Our executive compensation is tied in part to the organization levels of our executive officers, which are comprised of Executive Chairman, President and Chief Executive Officer, Executive Vice President and two Senior Vice President levels. Each component of the compensation of our President and Chief Executive Officer, Mr. Moreton, and our Executive Chairman, Mr. Shaich, is established by our Board upon the recommendation of our Compensation Committee, with third party advisory support as determined appropriate by our Compensation Committee. Each component of the compensation of our other executive officers is established by our Compensation Committee, upon the recommendation of our President and Chief Executive Officer and any third party advisers as determined appropriate.
Our Compensation Committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short, intermediate and long-term goals and objectives. The mix of compensation is designed to reward recent achievements and drive long-term company performance. At the target level of performance, annual incentive bonuses and long-term incentive compensation are designed to constitute a significant percentage of an executive’s total compensation. Set forth in the following table are the target percentages and actual percentages for salary, annual incentive bonus and long-term incentive compensation earned in fiscal 2010 by (i) the two executives who each served as our principal executive officer during fiscal 2010, (ii) our principal financial officer and (iii) the three other most highly compensated executive officers, each of whose total compensation exceeded $100,000 for the fiscal year. The officers described in (i) — (iii) are collectively referred to as our named executive officers.

	Fiscal 2010 Target Compensation Mix			Actual Fiscal 2010 Compensation Mix
		Tied to Panera Performance			Tied to Panera Performance
		Target annual	Target long-term		Actual annual	Actual long-term
		incentive	incentive		incentive	incentive
Name	Salary	bonus	compensation (2)	Salary	bonus	compensation (3)

William W. Moreton	32%	30%	38%	28%	39%	33%
President and Chief Executive Officer (1)

Ronald M. Shaich	20%	20%	60%	16%	24%	60%
Executive Chairman and Former Chief Executive Officer (1)

Jeffrey W. Kip	42%	17%	41%	34%	21%	45%
Senior Vice President, Chief Financial Officer

John M. Maguire	37%	18%	45%	30%	22%	48%
Executive Vice President, Co-Chief Operating Officer

Cedric Vanzura	37%	19%	44%	32%	23%	45%
Executive Vice President, Co-Chief Operating Officer

Scott G. Davis	39%	18%	43%	32%	23%	45%
Executive Vice President, Chief Concept Officer

(1)	Effective May 13, 2010, Mr. Shaich resigned as Chairman of our Board and Chief Executive Officer, and our Board appointed him Executive Chairman. Also on May 13, 2010, following Mr. Shaich’s resignation, our Board appointed Mr. Moreton as President and Chief Executive Officer.

(2)	Target long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2010, valued as of the date of grant, plus the target performance award payment for Long Term Incentive Program performance awards granted in the fiscal year ended December 30, 2008, which we refer to as fiscal 2008, the performance period for which was completed at the end of fiscal 2010.

(3)	Actual long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2010, valued as of the date of grant, plus the actual performance award payment for Long Term Incentive Program performance awards granted in fiscal 2008, the performance period for which was completed at the end of fiscal 2010.
Base Salary. The base compensation of our executives is intended to be competitive with the compensation levels offered by companies of similar size in the restaurant industry. However, we did not benchmark our executives’ compensation against peer companies in determining fiscal 2010 compensation. While the salaries of our executive officers are generally based on their organization level, they may be adjusted in appropriate circumstances to reflect an individual’s role and responsibility within our company or an individual’s experience and prior performance.

The base salary of all of our full-time employees, including our executive officers, is reviewed annually and may be increased to reflect cost-of-living adjustments, revised market standards, promotions or other adjustments, as determined appropriate by our Compensation Committee. Annual base compensation reviews are conducted for increases and promotions during the first quarter of each fiscal year. Base compensation reviews are also conducted during the fiscal year as appropriate for promotions. The base compensation of all our full-time employees is paid through standard payroll payments.
In fiscal 2010, our Board, upon the recommendation of the Compensation Committee, determined not to increase the base salaries of our named executive officers, except with respect to Mr. Moreton and Mr. Davis, as set forth in the following table:

	Fiscal 2010 Salary	Fiscal 2009 Salary
Name and Principal Position	($)	($)

William W. Moreton	$618,000	$412,000
President and Chief Executive Officer
Ronald M. Shaich	$618,000	$618,000
Executive Chairman and Former Chief Executive Officer
Jeffrey W. Kip	$360,500	$360,500
Senior Vice President, Chief Financial Officer
John M. Maguire	$412,000	$412,000
Executive Vice President, Co-Chief Operating Officer
Cedric Vanzura	$412,000	$412,000
Executive Vice President, Co-Chief Operating Officer
Scott G. Davis	$412,000	$360,500
Executive Vice President, Chief Concept Officer
Mr. Moreton’s base salary increase of 50% resulted from his promotion to President and Chief Executive Officer in May 2010. Mr. Davis’ base salary increase of 14% resulted from his promotion from Senior Vice President to Executive Vice President in May 2010.
In March 2011, in consideration of Mr. Shaich’s transition from Chief Executive Officer to Executive Chairman, our Board, on the recommendation of the Compensation Committee, set Mr. Shaich’s 2011 annual base salary at $525,000.
Annual Incentive Bonus. We believe that cash bonuses are an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of established company incentive goals. The incentive goals of our executive officers promote the achievement of our primary company performance objectives. We believe achievement of these goals and objectives will improve short-term operational and financial results and long-term growth and stockholder value that is consistent with the interests of our stockholders. We also believe establishing cash bonus opportunities is an important factor in attracting and retaining the services of talented and qualified executives.
Annual incentive bonus payments, if earned, are generally made in a lump sum cash payment in March of each year following the fiscal year of performance as a means to reward more immediately annual performance. For fiscal years in which our performance fails to meet our pre-established internal pre-tax earnings bonus target, the annual incentive bonus payment is reduced, generally with the greatest dollar and percentage reductions applied at the highest organization levels and continuing with smaller reductions at each lower organization level thereafter as determined by our Compensation Committee in its discretion upon management’s recommendation.

In addition, for fiscal years in which our performance substantially exceeds our pre-established internal pre-tax earnings target, our executive officers (other than our President and Chief Executive Officer and our Executive Chairman) and all other management eligible for our incentive bonus program are eligible to receive a supplemental incentive bonus payment to reward individual contributions to our company’s superior performance. The supplemental bonus to all eligible participants is determined by applying a percentage of the total by which we exceeded an internal pre-tax earnings target typically established in the first quarter of the applicable fiscal year, and is allocated among participants on a pro rata basis based on the amount of the base annual incentive bonus awarded earlier in the year. The percentage applied is determined by our Compensation Committee, upon the recommendation of our President and Chief Executive Officer. The supplemental bonus, if any, is made approximately six months following the date of the payment of the annual incentive bonus, following our final determination that the criteria for such payment have been met and is conditioned upon the continued employment of the eligible participant through the date of this payment.
President and Chief Executive Officer. The payment and amount of our President and Chief Executive Officer’s annual bonus is discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus is based. In making its determination, our Board, upon the recommendation of our Compensation Committee, may consider any number of factors, including the achievement of our corporate performance goals for that year and the recommendation of management and third party advisers. For fiscal 2010, our President and Chief Executive Officer’s target bonus was 100% of his pro-rated base salary. In fiscal 2010, Mr. Moreton was paid an annual incentive bonus in the amount of $794,707, which represents 149% of his targeted amount (calculated as of March 15, 2010, the date on which Mr. Moreton’s 2010 base salary increase became effective) and which is consistent with the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program as determined by our Compensation Committee and as described below.
Executive Chairman and Former Chief Executive Officer. Mr. Shaich served as our Chief Executive Officer through May 13, 2010, at which time he resigned from such position and our Board appointed him to the new role of Executive Chairman. The payment and amount of Mr. Shaich’s annual bonus was discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus was based. In making its determination, our Board, upon the recommendation of our Compensation Committee, considered a number of factors, including the achievement of our performance goals for that year and the recommendation of management and third party advisers. For fiscal 2010, Mr. Shaich’s target bonus was 100% of his base salary. In fiscal 2010, Mr. Shaich was paid an annual incentive bonus in the amount of $920,820, which represents 149% of his targeted amount and which is consistent with the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program as determined by our Compensation Committee and as described below.
Other Executive Officers. The annual incentive bonus of each eligible executive officer, other than our President and Chief Executive Officer and Executive Chairman, is also discretionary and is based on the attainment of company-wide incentive goals, and with respect to executive officers who were not named executive officers, the attainment of department objectives. We generally establish between four and six company incentive goals, which are designed to improve our overall operational and financial results. Each company incentive goal is prioritized and weighted as a portion of the total potential bonus payout. The performance expectations for each incentive goal at the target bonus payment level are generally set at a level that is difficult to achieve, but thought to be attainable. Based on the level of achievement against these goals, an eligible participant will receive a bonus payment equal to a specified percentage of his or her annual salary. Management discretion at several levels — including the direct supervisor, function head and a committee currently comprised of one or more of our President and Chief Executive Officer, our Executive Vice Presidents, and Senior Vice President, Chief People Officer — is applied in evaluating achievement of company-wide and department specific goals as a condition to earning the annual incentive bonus. Our Board and Compensation Committee also have discretion in evaluating awards.

For fiscal 2010, the company-wide performance measures comprising the Company’s annual incentive bonus, the relative weighting of each such component, the Company’s actual achievement during the performance period as a percentage of target and the weighted performance of each such measure were as follows:

		Actual Achievement During
	Component	Performance Period	Weighted
Performance Measure	Weighting	(as a % of target)	Performance
Growth in average gross profit per base bakery cafe per week	35%	181%	63%

Differential between gross profit growth and growth in expenses below gross profit	15%	200%	30%

Growth in average weekly sales of all stand-alone retail bakery sales for Company base cafes (excluding specified dayparts), measured on a 2009 to 2010 calendar basis	20%	126%	25%

Average weekly sales of Company bakery-cafes opened in fiscal 2010	15%	200%	30%

Total operating and corporate general and administrative expense growth	15%	0%	0%

Total Weighted Average			149%

The Company believes that such annual performance bonus metrics are difficult to achieve, but are attainable, as such metrics are ultimately designed to drive key initiatives in order to achieve our broader short, medium and long-term financial goals. The determination of these goals begins with our annual internal financial planning process. We set our internal targeted plan to create challenging incentives for executive performance. While we do not publicly disclose our internal metric targets because of the competitive harm that would result, we publicly announce more general performance measures, such as diluted EPS, which the internal metrics drive. For example, our initial diluted EPS growth guidance for fiscal 2009 and fiscal 2010 was targeted at 15-22% and 14-18%, respectively, each of which represents a high growth target and was believed difficult to achieve. In view of these challenging broader performance targets, and given that our internal bonus metrics are designed to drive them, we believe that achievement of our internal incentive targets are also difficult to achieve in the view of management and the Compensation Committee.
Notwithstanding the fact that our internal metrics and targets are set at challenging levels, historically, they have been achievable. As we disclosed in our proxy statements for each of fiscal 2009 and fiscal 2010, the company-wide performance targets of our annual incentive bonus program were achieved. Accordingly, we believe that while our internal incentive metrics are difficult to achieve, they are attainable.

For fiscal 2010, the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program was scored at 149% of the target level as a result of our strong overall performance, including our ability to maintain high earnings, average weekly sales and gross profit growth, while limiting expenses below gross profit growth.
For fiscal 2010, like fiscal 2009 and fiscal 2008, the target annual incentive bonus of each of our executive officers (other than our President and Chief Executive Officer and our Executive Chairman) ranged from 30% to 50% of the individual’s base salary, based on organization level, with a maximum range of bonus payout potential from zero to two times the individual’s target bonus. Based upon the achievement of their applicable incentive goals, as determined by our Compensation Committee upon the recommendation of our President and Chief Executive Officer, all of our named executive officers received annual incentive bonus payments at 149% of their targeted amounts. For fiscal 2010, our named executive officers (other than our President and Chief Executive Officer and our Executive Chairman) were paid annual incentive bonus payments as follows: Mr. Kip: $214,858; Mr. Maguire: $306,940; Mr. Vanzura: $306,940; and Mr. Davis: $276,077. Our other employees at the manager level and above received bonus amounts based on the achievement of applicable performance goals under the annual incentive bonus program consistent with the process applied for executive officers.
Other Eligible Employees and Other Programs. The annual incentive bonus program is offered not only to executive officers, but also to all of our other employees at the manager level and above. Eligibility for our other management employees varies primarily by the organization level and level of achievement of each of several pre-established incentive goals approved by our President and Chief Executive Officer.
In place of the annual management incentive bonus program, we also offer special cash incentive bonus programs to targeted full-time management employees in an effort to accomplish key company initiatives. These special cash incentive bonus programs are tailored to drive achievement of our company performance objectives specifically targeted to our store operations, real estate development and manufacturing, as well as to reward applicable individual performance standards, including but not limited to safe driving records, customer service, sanitation and safety.
Long-Term Incentive Plan Compensation
Our executive officers, along with our other management employees, are eligible to participate in our 2005 Long Term Incentive Program, which we refer to as our LTIP and which is a sub-plan under our 2006 Stock Incentive Plan.
Our LTIP is designed to align each of our executive’s goals with those of our stockholders by providing participants with incentives to drive our long-term performance, and the LTIP is designed to provide our executives with the incentive to continue to drive our performance over the periods embedded in the LTIP program. Accordingly, each award to our executive officers includes not only an annual grant of equity (restricted stock and stock settled appreciation rights, or SSARs), which vest over a five-year period, but also earned payments of cash and stock, based on our cumulative achievement of various operating performance metrics over a three-consecutive-fiscal-year period. Participation in our LTIP in any given year is discretionary, as determined by our Compensation Committee, upon the recommendation of our President and Chief Executive Officer.

The LTIP awards to our executive officers and other officers at the Vice President level are comprised of:
•	restricted stock awards;
•	choice awards in the form of restricted stock awards and SSARs awards at the participant’s election; and

•	performance awards in the form of a deferred payment of stock or cash (or a combination thereof), with the level of grant based on each participant’s organization level.
The restricted stock award and choice award components, which we describe below in more detail, together comprise half of these target awards. The performance award component, also described below in more detail, comprises the other half of these target award payments. However, the actual award payment of the performance award component will be adjusted, based on our performance over a three-consecutive-fiscal-year period over which that component is measured. All LTIP grants are made at regularly scheduled meetings of our Board and Compensation Committee or, upon determination of the Compensation Committee, at a meeting convened on the first business day of any intervening month as appropriate.
Restricted Stock Awards. Restricted stock awards make up 25% of each participant’s total LTIP annual target opportunity. Restricted stock awards are granted annually and are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock underlying the restricted stock awards may not be sold or transferred and are generally not entitled to receive dividends paid on the Class A Common Stock, if any, until such shares vest. The shares of restricted stock vest over five years, with 25% of such shares vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. Awards to our named executive officers under the restricted stock award component, expressed as a percentage of base salary, range from 25% to 75%, based on the named executive officer’s organization level. Restricted stock awards were included in the LTIP to provide eligible participants with direct equity ownership, while also providing incentives to remain employed with us throughout the five-year period over which the shares underlying the award vest.
Choice Awards. Choice awards are granted annually in the form of restricted stock and/or SSARs and make up 25% of each participant’s total LTIP annual target opportunity. The executive can elect to receive restricted stock, SSARs, or a combination of restricted stock and SSARs. An SSARs award entitles the recipient the right to receive the appreciation in value of such number of shares that is equal to a multiple of the number of shares of restricted stock that would have been awarded to the recipient under a restricted stock only award. In fiscal 2010, the applicable multiple as determined by the Compensation Committee was three SSARs for each share of Restricted Stock. SSARs granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on the date of grant. SSARs vest over the same five year period as restricted stock awards as described above, with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. The SSARs expire six years from the date of grant, but will be subject to earlier termination as provided in the award agreement. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the option that would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock awards, if any. Awards to our named executive officers under the choice award component, like the restricted stock award component, expressed as a percentage of base salary, range from 25% to 75%, based on the named executive officer’s organization level. Taking the restricted stock award and choice award components together, the range of target awards to our named executive officers for both components is 50% to 150% of base salary, based on the executive officer’s organization level. Choice awards were included in the LTIP to provide eligible participants with the flexibility to choose the form of award, given that each individual’s financial and other circumstances may vary.

Performance Awards. The performance award component is based on the level of our cumulative achievement of predetermined performance metrics in each of three consecutive fiscal-years which comprise the performance period for which the award is made. The performance award component makes up 50% of each participant’s total LTIP annual target opportunity. The performance award is earned based on our achievement of these predetermined company performance metrics, assuming the recipient remains employed by us throughout the three-consecutive-fiscal-year performance period and the date of payment. The performance metrics are established by our Compensation Committee and approved by our Board during the first year of the three-consecutive-fiscal-year performance period to which the metrics pertain. Each performance metric, weighting of each metric, and award levels for each metric of the performance awards are communicated to each recipient. The performance awards are payable in a combination of cash and whole shares of Class A Common Stock as the Compensation Committee determines. In fiscal 2010, our Compensation Committee approved the payment of performance awards entirely in cash for the three-consecutive-fiscal-year performance period beginning in 2010 and ending in 2012. The target award payment for the named executive officers ranges from 50% to 150% of base salary, based on organization level. However, the actual award payment will be adjusted, based on our performance over a three-consecutive-fiscal-year measurement period, and any other factors as determined by our Compensation Committee. The actual award payment for the performance award component ranges from zero, since it is eliminated if we fail to achieve the minimum threshold level for all of our performance metrics over the three-consecutive-fiscal-year measurement period, to double the individual’s targeted award payment if we achieve maximum performance in all of our performance metrics, subject to any adjustments as determined by our Compensation Committee. Additionally, our Compensation Committee may adjust the actual award payments up to the executive’s targeted award payout in the event the minimum threshold level of performance established by the Compensation Committee is not achieved if, in Compensation Committee’s judgment, the Company’s performance during the performance period is comparable or exceeds that of its peers, as determined by the Compensation Committee.

The three-consecutive-fiscal-year performance period for LTIP performance awards granted in fiscal 2008 was completed at the end of fiscal 2010. The LTIP performance award structure, performance targets, performance results and value of each component as a percentage of the target value of each award were as follows:

					Actual	Calculated
					Achievement	Payout as a
					during	Percent of
	Component	Threshold	Target	Maximum	Performance	Target
Performance Metric	Weighting	(50% Payout)	(100% Payout)	(200% Payout)	Period	Award

EPS Growth %	30%	19.2%	22.5%	30.4%	25.4%	42%

Class of 2006 and Prior Gross Profit $ Growth %	10%	4.1%	4.5%	5.4%	4.9%	15%

Class of 2006 and Prior Annualized Store Profit per Bakery Cafe Growth %	30%	7.5%	9.1%	12.6%	12.0%	54%

Calendar year Company Average weekly sales ($000 per week)(1)	15%	$37.0	$38.0	$40.0	$38.2	16%

Supply chain profit per bakery-cafe before overhead (annualized $)	15%	(2)	(2)	(2)	(2)	30%

Total	100%					157%

(1)	The achievement measures for calendar year company average weekly sales are internal company measurements that are not defined under generally accepted accounting principles (“GAAP”) and are not deemed to be alternative measures of performance under GAAP.

(2)	We do not disclose our supply chain profit per bakery-cafe before overhead. Management believes, and the Compensation Committee concurs, that the supply chain profit per bakery-cafe before overhead performance target and performance result represent confidential business information, the disclosure of which would result in competitive harm. Actual achievement of supply chain profit per bakery-cafe before overhead was 124% of the target level, which equates to a calculated payout for this metric of 30% of the target awards.

Based on the calculated payout as a percent of target award, the payments to our named executive officers for the LTIP performance awards granted in 2008, which were paid in March 2011, were as follows:

	Target Performance Award		Calculated Payout
	Value on Date of Grant		as a Percent of	Actual
Name	(% Base Salary at Grant Date)		Target Award	Payment
William W. Moreton (1)	—	—	—	—
President and Chief Executive Officer

Ronald M. Shaich	$900,000	(150%)	157%	$1,413,000
Executive Chairman and former Chief Executive Officer

Jeffrey W. Kip	$175,000	(50%)	157%	$274,750
Senior Vice President, Chief Financial Officer

John M. Maguire	$250,000	(62.5%)	157%	$392,500
Executive Vice President, Co-Chief Operating Officer

Cedric Vanzura	$213,728	(62.5%)	157%	$335,554
Executive Vice President, Co-Chief Operating Officer

Scott G. Davis	$175,000	(50%)	157%	$274,750
Executive Vice President, Chief Concept Officer

(1)	Mr. Moreton did not receive an LTIP performance award in 2008 as he only commenced employment with us in October 2008.
The performance metrics applicable to LTIP performance award grants made in fiscal 2010 include specific earnings per share targets and such grants made in fiscal 2008 and fiscal 2009 include both specific earnings per share targets and targets that we have identified as components or drivers, direct or indirect, of earnings growth and other critical operating performance measures, such as average weekly sales growth, unit growth and profit metrics. The actual payments applicable to existing grants made in fiscal 2009 and fiscal 2010 cannot be determined because the awards are earned only if performance of each metric is achieved at the end of the three-consecutive-fiscal-year performance period, which extends through the 2011 and 2012 fiscal years, respectively.
Our President and Chief Executive Officer and our Executive Chairman participate in our LTIP at the highest level of award. Our other named executive officers participate in our LTIP at levels below our President and Chief Executive Officer and our Executive Chairman.
The 2010 LTIP grants to our named executive officers are set forth in the table below. Values reflected for each component are expressed as a percentage of annual base salary (at the rate in effect on the grant date) from which they are determined. In the case of the performance award, values are reflected at the target award, which will be adjusted based on our performance over the 2010-2012 fiscal years. The values reflected in the table below differ from the values set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table with respect to choice awards, because executives who elect to receive SSARs awards are granted such SSARs awards not as percentage of salary but rather as a ratio of the overall restricted stock grant the executive would have received had the award been granted 100% in restricted stock; and with respect to Restricted Stock awards, due to rounding since we do not grant fractional shares.

					Performance Award
			2010 Choice Award		Value on Date of		Total Target
	2010 Restricted		Value on Grant Date		Grant of		LTIP Value
	Stock Awards: Value		(% Base Salary at		Target Award (%		(% of Base
	(% Base Salary) on		Grant Date) and		Base Salary at Grant		Salary at
Name	Grant Date		Election(1)		Date)		Grant Date)
William W. Moreton	$337,969	(55%)	$337,969	(55%)	$573,763	(95%)	(205%)
President and Chief Executive Officer

Ronald M. Shaich	$463,500	(75%)	$463,500	(75%)	$927,000	(150%)	(300%)
Executive Chairman and former Chief Executive Officer

Jeffrey W. Kip	$90,125	(25%)	$90,125	(25%)	$180,250	(50%)	(100%)
Senior Vice President, Chief Financial Officer

John M. Maguire	$128,750	(31.25%)	$128,750	(31.25%)	$257,500	(62.5%)	(125%)
Executive Vice President, Co-Chief Operating Officer

Cedric Vanzura	$128,750	(31.25%)	$128,750	(31.25%)	$257,500	(62.5%)	(125%)
Executive Vice President, Co-Chief Operating Officer

Scott G. Davis	$135,188	(33%)	$135,188	(33%)	$248,870	(61%)	(127%)
Executive Vice President, Chief Concept Officer

(1)	Each of Messrs. Moreton, Shaich, Maguire and Davis elected to receive 100% of his 2010 Choice Award as a restricted stock award. Mr. Kip elected to receive 100% of his 2010 Choice Award as an SSARs award.
Other Eligible Employees. The LTIP program, with the modifications described below, is generally made available to all our full-time management employees. Various features of, as well as participation in and eligibility for, the LTIP are determined by the organization level or role of the participants, including among other features the percentage of base compensation used to determine the level of the grants at which each award is made. Choice awards are not offered to any employee below the Vice President level. In addition, participants below the Vice President level are not eligible for performance awards, but rather an alternative deferred cash payment, contingent upon continued employment. For fiscal 2010, approximately 583 employees received LTIP grants, including, in addition to our named executive officers, eight other executive officers and approximately 569 other management employees.

Other Compensation
We also offer limited perquisites to our executive officers not generally available to all employees, as follows:
President and Chief Executive Officer. As approved by our Board, we pay a monthly car allowance of $1,500 to Mr. Moreton for so long as he serves as our President and Chief Executive Officer. In addition, our Board has approved Mr. Moreton’s travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class air. However, Mr. Moreton utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below. As approved by our Board, our President and Chief Executive Officer is entitled to receive reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $20,000 annually. In making its determination to approve these services, our Board considered the range of these perquisites at other companies along with the constant travel demands placed on President and Chief Executive Officer in visiting company bakery-cafes, assessing company-owned and franchise-operated sites and attending numerous meetings including those with our employees, franchisees, vendors and stockholders. Our President and Chief Executive Officer is also approved to have his family accompany him in the chartered jet on business trips as long as there is no incremental cost to us.
Executive Chairman. As approved by our Board, we have agreed to pay up to $1,500 monthly of lease and related expenses incurred by Mr. Shaich in connection with his use of a car, for so long as he serves as Executive Chairman of our Board. In addition, our Board has approved his travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class air. However, Mr. Shaich utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below. As approved by our Board, Mr. Shaich is entitled to receive reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $20,000 annually. In making its determination to approve these services, our Board considered the range of these perquisites at other companies. Mr. Shaich is also approved to have his family accompany him in the chartered jet on business trips as long as there is no incremental cost to us. In addition, in connection with Mr. Shaich’s resignation as our Chief Executive Officer in May 2010, we entered into a severance agreement with Mr. Shaich, pursuant to which we will provide the following benefits to Mr. Shaich if he is terminated for any reason by us or resigns for a qualifying reason or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $5,000,000 in the event that such termination, resignation or death occurs on or prior to March, 31, 2013 and $2,000,000 in the event that such termination, resignation or death occurs after March 31, 2013 but prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s severance agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.
Other Named Executive Officers. Perquisites of our other named executive officers are described below.
•	Air travel utilizing services under contract — To offset the costs for business travel, our employees may accompany our President and Chief Executive Officer or our Executive Chairman on company-related business trips under arrangements we may make to provide such chartered jet service. In addition, when such use does not conflict with use approved by our Board for our President and Chief Executive Officer or our Executive Chairman, any of our executive officers may use services provided under these arrangements, provided he or she assumes responsibility for the total costs of such use. In fiscal 2010, none of our named executive officers used these services.

•	Car allowance — We no longer offer a car allowance to our executive officers hired after 2002, except for our President and Chief Executive Officer, to whom we pay a monthly car allowance of $1,500. Car allowances paid to our named executive officers, if applicable, are set forth in the tables that follow. Of this group, Mr. Maguire was provided a car allowance in fiscal 2010 of $5,000.

•	As approved by our Compensation Committee, we may make available to our executive officers outside legal counsel selected by us for the purposes of obtaining advice related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $3,000 annually per individual.

Except as described above with respect to Mr. Shaich’s severance agreement, we do not have employment agreements with any of our other named executive officers, and we do not provide them any benefits payable by reason of retirement (other than under our 401(k) plan, as described in the Summary Compensation Table). Each of our other named executive officers is subject to a non-competition agreement. As for all our employees at the director level and above, as well as certain individuals in positions below the director level, these non-competition agreements provide for payments of separation pay in the form and amount of continued base pay for up to specified terms, reduced by compensation received from other sources, along with continued health, dental and in some instances 401(k) benefits for the same term, in the event of our termination of employment without cause. The length of the maximum term during which separation pay may continue correlates to the applicable organization level, which in the case of our named executive officers, and all other executive officers (other than our Chief Executive Officer), is one year.
We make the following benefit packages generally available to our full-time employees, including our named executive officers, upon satisfaction of eligibility requirements:
•	matching contributions to our 401(k) plan;

•	payment of life insurance and accidental death and dismemberment premiums;

•	relocation reimbursements;

•	participation in our employee stock purchase plan and other benefit plans; and

•	payment of customary employer portion of premiums under medical benefit plans.
None of our President Chief Executive Officer, Executive Chairman or any other named executive officer is offered any other form of compensation qualifying as perquisites, such as reimbursements for country club memberships, commuting costs, personal financial adviser expenses, tax gross-ups or personal use of our property.
Compensation Committee Consultant
In fiscal 2010, our Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, or W.T. Haigh, to assist with its review of our LTIP and the compensation of the Executive Chairman and President and Chief Executive Officer, and with its review of this Compensation Discussion and Analysis disclosure. W.T. Haigh reports directly to the Compensation Committee and does not provide any other services to us. In fiscal 2010, W.T. Haigh did not attend any meetings of the Compensation Committee.

Accounting and Tax Considerations
The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package to the named executive officers with the desire to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
In making its compensation decisions the Compensation Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction available to public companies for annual compensation that is paid to named executive officers in excess of $1,000,000, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Stock options issued under our 2006 Stock Incentive Plan, including those issued pursuant to our LTIP, are intended to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Compensation Committee may, in its judgment after considering the tax consequences and financial effects such action may have on us, design and authorize compensation elements that may not be deductible within Section 162(m) when it believes that such compensation is appropriate and in our best interests.
Report of the Compensation and Management Development Committee
The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the Compensation and Management Development Committee of the Board of Directors of Panera Bread Company.
Fred K. Foulkes (Chair)
Domenic Colasacco
Larry J. Franklin

Summary Compensation
The following table sets forth information regarding the compensation we paid or accrued during the fiscal years indicated to or for our named executive officers.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary (2)	Bonus	Awards	Awards (3)	Compensation	Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
William W. Moreton (1)	2010	$574,740	$794,334	$675,830	—	—	$16,481	$2,061,385
President and Chief Executive Officer (PEO)
Ronald M. Shaich	2010	$618,000	$920,820	$926,882	—	$1,413,000	$36,928	$3,915,630
Executive Chairman and	2009	$617,308	$846,660	$926,918	—	$930,940	$32,882	$3,354,708
former Chief Executive	2008	$600,000	$630,000	$449,972	$449,836	—	$26,517	$2,156,325
Officer (PEO)
Jeffrey W. Kip	2010	$360,500	$214,858	$90,050	$101,170	$274,750	$657	$1,041,985
Senior Vice President,	2009	$360,096	$204,432	$180,173	—	$186,911	$657	$932,269
Chief Financial Officer (PFO)	2008	$350,000	$147,000	$87,462	$187,159	—	$628	$772,259
John M. Maguire	2010	$412,000	$306,940	$257,417	—	$392,500	$9,912	$1,378,769
Executive Vice President,	2009	$411,538	$292,045	$193,090	$77,818	$263,393	$9,849	$1,247,733
Co-Chief Operating Officer	2008	$400,000	$210,000	$287,463	$112,143	—	$9,515	$1,019,121
Cedric Vanzura (1)	2010	$412,000	$306,940	$257,417	—	$335,550	$4,562	$1,316,469
Executive Vice President, Co-Chief Operating Officer
Scott G. Davis (1)	2010	$394,490	$276,077	$270,163	—	$274,750	$5,123	$1,220,603
Executive Vice President, Chief Concept Officer

(1)	None of Messrs. Moreton, Vanzura and Davis were named executive officers in 2008 or 2009.

(2)	With respect to Messrs. Moreton and Davis, the amounts included in the summary compensation table differ from those in the base salary table on page 26 because each of Messrs. Moreton’s and Davis’ salary increases were effected as of March 2010 and May 2010, respectively, as a result of their respective promotions.

(3)	These amounts represent the aggregate grant date fair value of awards for fiscal 2010, fiscal 2009 and fiscal 2008, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 17 to the consolidated financial statements in our Form 10-K for fiscal 2010 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the named executive officers in fiscal 2010, see the 2010 Option Exercises and Stock Vested Table on page 44.

(4)	The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (1) the incremental cost to us of all perquisites and other personal benefits; (2) the amount we contributed to the 401(k) plan; (3) the dollar value of accident, disability and death insurance we paid; and (4) the dollar value of life insurance premiums we paid. Specifically, the All Other Compensation column above includes:

		Term Life	Accident,	Dollar Value	Incremental Cost
		Insurance	Disability and	Contributed to the	of All Perquisites
		Premiums	Death Insurance	Executive’s Account	and Other
	Fiscal	Paid	Premiums Paid	under 401(k) Plan	Personal Benefits
Name	Year	($)	($)	($)	($)
William W. Moreton	2010	$1,143	$108	—	$15,231	(a)

Ronald M. Shaich	2010	$3,604	$180	$3,675	$29,469	(b)
	2009	$3,437	$180	$3,675	$25,590	(c)
	2008	$2,712	$180	$3,450	$20,175	(c)

Jeffrey W. Kip	2010	$549	$108	—	—
	2009	$549	$108	—	—
	2008	$520	$108	—	—

John M. Maguire	2010	$1,057	$180	$3,675	$5,000	(d)
	2009	$994	$180	$3,675	$5,000	(d)
	2008	$885	$180	$3,450	$5,000	(d)

Cedric Vanzura	2010	$779	$108	$3,675	—

Scott G. Davis	2010	$1,268	$180	$3,675	—

(a)	Consists of $15,231 of car allowance.

(b)	Consists of $18,789 of car expenses and $10,680 of legal expenses paid directly by us.

(c)	Consists of $19,009 of car expenses and $6,681 of legal expenses paid directly by us.

(d)	Consists of car allowance.

Grants of Plan-Based Awards
The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.
Fiscal 2010 Grants of Plan-Based Awards

								Grant Date
		Estimated Future Payouts Under			All Other Stock	All Other Option	Exercise	Fair Value
		Non-Equity Incentive Plan			Awards:	Awards: Number	Price of	of Stock and
		Awards(1)			Number of	of Securities	Option	Stock
	Grant	Threshold	Target	Maximum	Shares of Stock	Underlying	Award	Option
Name	Date	($)	($)	($)	or Units(2)(#)	Options(2) (#)	($/sh)	Awards ($)
William W. Moreton	8/11/2010	$286,881	$573,763	$1,147,526
	5/12/2010				368			$28,954
	5/12/2010				368			$28,954
	8/11/2010				4,076			$308,961
	8/11/2010				4,076			$308,961

Ronald M. Shaich (3)	8/11/2010	$463,500	$927,000	$1,854,000
	8/11/2010				6,114			$463,441
	8/11/2010				6,114			$463,441

Jeffrey W. Kip	8/11/2010	$90,125	$180,250	$360,500
	8/11/2010				1,188			$90,050
	8/11/2010					3,564	$75.80

John M. Maguire	8/11/2010	$128,750	$257,500	$515,000
	8/11/2010				1,698			$128,708
	8/11/2010				1,698			$128,708

Cedric Vanzura	8/11/2010	$128,750	$257,500	$515,000
	8/11/2010				1,698			$128,708
	8/11/2010				1,698			$128,708

Scott G. Davis	8/11/2010	$124,435	$248,870	$497,739
	5/12/2010				81			$6,373
	5/12/2010				81			$6,373
	8/11/2010				1,698			$128,708
	8/11/2010				1,698			$128,708

(1)	Represents grant awarded in fiscal 2010 related to the performance award component of our LTIP. This performance award is earned based on the level of our cumulative achievement of predetermined short, medium and long-term performance metrics in each of fiscal 2008, fiscal 2009 and fiscal 2010. In March 2011, our Board determined that any outstanding Three Year Performance Awards for the period 2010 through 2013 would be calculated and paid on a pro rata basis as of March 15, 2010 (the date on which Mr. Moreton’s 2010 base salary increase became effective).

(2)	Represents grant awarded in fiscal 2009 related to the restricted stock award component or choice award component of our LTIP. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The choice awards are in the form of a restricted stock award or SSARs. The shares of restricted stock and SSARs vest over a five-year period, with 25% vesting two years from grant date and an additional 25% vesting each year thereafter, subject to continued employment with us.

(3)	In March 2011, our Board determined that on a going forward basis, Mr. Shaich would be eligible for annual grants under our LTIP in an amount equal to 200% of his base salary, which shall include eligibility for a Performance Award equal to 100% of his base salary, a Choice Award equal to 50% of his base salary, and a Restricted Stock Award equal to 50% of his base salary. Previously, Mr. Shaich was eligible for annual grants under our LTIP equal to 300% which included eligibility for a Performance Award equal to 150% of his base salary, a Choice Award equal to 75% of his base salary, and a Restricted Stock Award equal to 75% of his base salary.

Information Relating to Equity Awards and Holdings
The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 28, 2010.
Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercisable	Option	Option		Number of Shares or		Shares or Units
	Options	Options	Exercise	Expiration Date		Units of Stock That		of Stock That
	Exercisable	Unexercisable	Price	(1)		Have Not Vested		Have Not Vested
Name	(#)	(#)	($)	($)		(#)		($)
William W. Moreton	—	—	—	—		1,504	(10)	$153,573
	—	—	—	—		752	(10)	$76,787
	—	—	—	—		2,215	(11)	$226,174
	—	—	—	—		2,215	(11)	$226,174
	—	—	—	—		368	(12)	$37,576
	—	—	—	—		368	(12)	$37,576
	—	—	—	—		4,076	(13)	$416,200
	—	—	—	—		4,076	(13)	$416,200
	—	1,932	$44.41	11/17/2014	(2)	—		—

Ronald M. Shaich	—	—	—	—		2,014	(4)	$205,650
	—	—	—	—		4,593	(6)	$468,991
	—	—	—	—		6,637	(9)	$677,704
	—	—	—	—		8,396	(11)	$857,316
	—	—	—	—		8,396	(11)	$857,316
	—	—	—	—		6,114	(13)	$624,301
	—	—	—	—		6,114	(13)	$624,301
	5,470	0	$72.58	2/13/2012	(2)	—		—
	8,055	8,055	$47.95	8/11/2012	(2)	—		—
	9,185	18,370	$43.31	8/10/2013	(2)	—		—
	5,818	17,454	$50.85	8/5/2014	(2)	—		—

Jeffrey W. Kip	—	—	—	—		269	(4)	$27,468
	—	—	—	—		83	(5)	$8,475
	—	—	—	—		922	(6)	$94,145
	—	—	—	—		1,290	(9)	$131,722
	—	—	—	—		1,632	(11)	$166,644
	—	—	—	—		1,632	(11)	$166,644
	—	—	—	—		1,188	(13)	$121,307
	—	1,075	$47.95	8/11/2012	(2)	—		—
	—	332	$60.07	3/1/2013	(2)	—		—
	—	3,688	$43.31	8/10/2013	(2)	—		—
	—	2,517	$42.50	3/28/2014	(3)	—		—
	—	3,393	$50.85	8/5/2014	(2)	—		—
	—	3,564	$75.80	8/11/2016	(2)	—		—

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercisable	Option	Option		Number of Shares or		Shares or Units
	Options	Options	Exercise	Expiration Date		Units of Stock That		of Stock That
	Exercisable	Unexercisable	Price	(1)		Have Not Vested		Have Not Vested
Name	(#)	(#)	($)	($)		(#)		($)
John M. Maguire	—	—	—	—		571	(4)	$58,305
	—	—	—	—		1,299	(6)	$132,641
	—	—	—	—		294	(7)	$30,020
	—	—	—	—		1,844	(9)	$188,291
	—	—	—	—		1,844	(9)	$188,291
	—	—	—	—		1,166	(11)	$119,060
	—	—	—	—		2,332	(11)	$238,121
	—	—	—	—		1,698	(13)	$173,383
	—	—	—	—		1,698	(13)	$173,383
	—	2,281	$47.95	8/11/2012	(2)	—		—
	—	5,196	$43.31	8/10/2013	(2)	—		—
	—	2,832	$42.50	3/28/2014	(3)	—		—
	—	3,498	$55.20	8/3/2015	(2)	—		—

Cedric Vanzura	—	—	—	—		464	(8)	$47,379
	—	—	—	—		232	(8)	$23,690
	—	—	—	—		1,041	(8)	$106,297
	—	—	—	—		1,752	(9)	$178,897
	—	—	—	—		876	(9)	$89,448
	—	—	—	—		1,107	(11)	$113,036
	—	—	—	—		2,215	(11)	$226,174
	—	—	—	—		1,698	(13)	$173,383
	—	—	—	—		1,698	(13)	$173,383
	206	619	$48.02	5/21/2014	(2)	—		—
	767	2,303	$50.85	8/5/2014	(2)	—		—
	—	3,322	$55.20	8/3/2015	(2)	—		—

Scott G. Davis	—	—	—	—		405	(4)	$41,355
	—	—	—	—		922	(6)	$94,145
	—	—	—	—		1,290	(9)	$131,722
	—	—	—	—		1,632	(11)	$166,644
	—	—	—	—		1,632	(11)	$166,644
	—	—	—	—		81	(12)	$8,271
	—	—	—	—		81	(12)	$8,271
	—	—	—	—		1,698	(13)	$173,383
	—	—	—	—		1,698	(13)	$173,383
	—	1,617	$47.95	8/11/2012	(2)	—		—
	—	3,688	$43.31	8/10/2013	(2)	—		—
	—	2,517	$42.50	3/28/2014	(3)	—		—
	—	3,393	$50.85	8/5/2014	(2)	—		—

(1)	The stock options were granted under the 2001 Stock Option Plan and 2006 Stock Incentive Plan. The grant date of each option is listed in the table below by expiration date.

Grant Date	Expiration Date
3/4/2005	3/4/2011
9/15/2005	9/15/2011
2/13/2006	2/13/2012
8/11/2006	8/11/2012
3/1/2007	3/1/2013
8/10/2007	8/10/2013
3/28/2008	3/28/2014
5/21/2008	5/21/2014
8/5/2008	8/5/2014
11/7/2008	11/7/2014
8/3/2009	8/3/2015
8/11/2010	8/11/2016

(2)	Represents stock options or SSARs, which vest over five years in four equal 25% installments, subject to continued employment with us. The first installment vests two years after the date of grant, with each remaining installment vesting every year thereafter until fully vested.

(3)	Represents stock options, which vest annually over three years in three equal installments, subject to continued employment with us.

(4)	Represents grants awarded on August 11, 2006 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 11, 2008 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(5)	Represents grants awarded on March 1, 2007 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on March 1, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(6)	Represents grants awarded on August 10, 2007 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 10, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(7)	Represents grants awarded on March 28, 2008 related to a special one time choice award; the first 331/3% installment of these awards vested on March 28, 2009 and additional 331/3% installments vest each year thereafter, subject to continued employment with us.

(8)	Represents grants awarded on May 21, 2008 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on May 21, 2010 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(9)	Represents grants awarded on August 5, 2008 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 5, 2010 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(10)	Represents grants awarded on November 7, 2008 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on November 7, 2010 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(11)	Represents grants awarded on August 3, 2009 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on August 3, 2011 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(12)	Represents grants awarded on May 12, 2010 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on May 12, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(13)	Represents grants awarded on August 11, 2010 related to the restricted stock award component or choice award component of our LTIP the first 25% installment of these awards vests on August 11, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.
The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2010 for each of the named executive officers.
Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)	(#)(1)	Vesting ($)
William W. Moreton	644	$39,413	751	$70,128

Ronald M. Shaich	366,705	$12,127,071	7,890	$611,943

Jeffrey W. Kip	15,303	$672,491	1,321	$101,693

John M. Maguire	12,273	$440,978	3,454	$270,026

Cedric Vanzura	—	—	2,146	$163,370

Scott G. Davis	7,107	$234,761	2,007	$159,606

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans (including individual compensation arrangements), which authorize the issuance of equity securities as of December 28, 2010:

			Number of Securities Remaining
	Number of Securities to be	Weighted Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options(1)	Outstanding Options	Plans(1)(2)
Plan Category:
Equity Compensation Plans Approved by Security Holders (3)	246,400	$49.73	1,214,808	(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	246,400	$49.73	1,214,808	(4)

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	In addition to being available for future issuance upon exercise of SSARs that may be granted after December 28, 2010, all of the shares available for grant under the 2006 Stock Incentive Plan may instead be issued in the form of stock options, restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

(3)	Consists of the 2006 Stock Incentive Plan, 2001 Employee, Director, and Consultant Stock Option Plan, 1992 Employee Stock Purchase Plan and the 1992 Equity Incentive Plan.

(4)	Consists of 1,107,170 shares issuable under the 2006 Stock Incentive plan and 107,638 shares issuable under the 1992 Employee Stock Purchase Plan, of which up to 5,997 shares were issuable in connection with the then ongoing offering period as of December 28, 2010.
Potential Payments Upon Termination or Change-in-Control
The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 28, 2010, the last day of fiscal 2010. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to our full-time employees.

					Termination
				Resignation	Following
	Retirement or	Termination	Termination	for Good	Change-in-		Death or
	Resignation	for Cause	without Cause	Reason	Control		Disability
William W. Moreton
Salary Continuation Payments	—	—	$618,000	`	$618,000		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)	—	—	$8,073	—	$8,073		—
Life Insurance Payout	—	—	—	—	—		$450,000

Total	—	—	$626,073	—	$626,073		$450,000

Ronald M. Shaich
Salary Continuation Payments	—	—	—	—	—		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)	—	—	—	—	—		—
Life Insurance Payout	—	—	—	—	—		$750,000

Total	—	—	—	—	—		$750,000

Jeffrey W. Kip
Salary Continuation Payments(1)	—	—	$360,500	—	$360,500		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)(3)	—	—	$5,031	—	$5,031		—
Life Insurance Payout	—	—	—	—	—		$450,000

Total	—	—	$365,531	—	$365,531		$450,000

					Termination
				Resignation	Following
	Retirement or	Termination	Termination	for Good	Change-in-		Death or
	Resignation	for Cause	without Cause	Reason	Control		Disability
John M. Maguire
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)(3)	—	—	$8,073	—	$8,073		—
Life Insurance Payout	—	—	—	—	—		$750,000

Total	—	—	$420,073	—	$420,073		$750,000

Cedric Vanzura
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)(3)	—	—	$8,073	—	$8,073		—
Life Insurance Payout	—	—	—	—	—		$450,000

Total	—	—	$420,073	—	$420,073		$450,000

Scott G. Davis
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000		—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—		(2)		(4)
Continuation of Benefits(1)(3)	—	—	$8,073	—	$8,073		—
Life Insurance Payout	—	—	—	—	—		$450,000

Total	—	—	$420,073	—	$420,073		$450,000

(1)	These amounts are reduced by compensation received in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the Confidential and Proprietary Information and Non-Competition Agreement to which such named executive officer is a party.

(2)	The vesting of equity compensation may be accelerated by our Board in its discretion in specified circumstances in connection with a change-in-control. Please see the discussion under “Termination and Change-in-Control Provisions in Our Agreements” below for more information.

(3)	Represents the estimated value of the named executive officer’s continued benefits for one year.

(4)	In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested options or restricted stock for the current year will also vest.
Termination and Change in Control Provisions in Our Agreements
Our President and Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents are parties to Confidential and Proprietary Information and Non-Competition Agreements, which provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then current annual base salary (including car allowance, if applicable) and insurance benefits, and in some instances may be permitted to make contributions to our 401(k) savings plan, for a period of one year. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the agreement.

As described above, we are a party to an agreement with our Executive Chairman, pursuant to which we will provide the following benefits to Mr. Shaich if he is terminated for any reason by us or resigns for a qualifying reason or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $5,000,000 in the event that such termination, resignation or death occurs on or prior to March, 31, 2013 and $2,000,000 in the event that such termination, resignation or death occurs after March 31, 2013 but prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s severance agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.
Our 2006 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction, or (3) liquidation or dissolution. In connection with a Reorganization Event, our Board or our Compensation Committee will take any one or more of the following actions as to all or any outstanding awards under the 2006 Stock Incentive Plan on such terms as our Board or our Compensation Committee determines: (a) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (c) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price”, make or provide for a cash payment to an award holder equal to (1) the Acquisition Price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (2) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (f) any combination of the foregoing. Our Compensation Committee has not made any of the foregoing determinations.
Our 2005 Long-Term Incentive Program contains the following change in control provisions: In the event of (a) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 50% or more of the combined voting power of our then outstanding common stock; (b) individuals who constitute the board as of the effective date of the LTIP, which our LTIP refers to as the “Incumbent Board”, cease to constitute at least a majority of the Board; (c) consummation of a reorganization, merger or consolidation, except in the case where immediately after the reorganization, merger or consolidation, (1) our existing stockholders continue to own more than 50% of the combined voting power of the new entity, and (2) a majority of the Board following the reorganization, merger or consolidation were members of the Incumbent Board; (d) stockholder approval of our liquidation or dissolution, or the consummation of substantially all of our assets; or (e) any other event that a majority of the Incumbent Board shall determine may constitute a change in control, our Compensation Committee may take the following action(s): (A) provide for the acceleration of vesting or payment for any time period relating to the realization of the award; (B) provide for the purchase of the award upon participant’s request for an amount of cash or other property; (C) adjust the terms of any award to reflect the change in control; (D) cause the award to be assumed, or new rights substituted; or (E) make such other provisions as it may consider equitable. Our Compensation Committee has not taken any of the foregoing actions.

Our 1992 Equity Incentive Plan contains the following change in control provisions: Our Compensation Committee may, in the event of a change in control, take one or more of the following actions: (1) provide for the acceleration of any time period relating to exercise or realization of the award; (2) provide for purchase of the award upon participant’s request for an amount of cash or property; (3) adjust the terms of the award in a manner determined by it to reflect the change in control; (4) cause the award to be assumed, or new rights substituted, by another entity; or (5) such other provisions as it may consider equitable and in our best interest. Our Compensation Committee has not taken any of the foregoing actions.
Our 2001 Employee, Director and Consultant Stock Option Plan contains the following change in control provisions: In the event of a consolidation, acquisition or merger by another company, the administrator or the board of the acquiring entity shall either: (1) make provision for the continuation of the options by substituting on an equitable basis shares then subject to such options either payable in cash in connection with the acquisition or securities of the acquiring entity; or (2) upon written notice to participants, provide that all options be exercised within a specified number of days of the date of notice, at the end of which period the options shall terminate; or (3) terminate all options in exchange for cash payment equal to the excess of fair market value of the shares subject to such options over the exercise price thereof. No such event has occurred.
Compensation of Directors
The independent members of our Board, after considering the recommendation of our Nominations and Corporate Governance Committee, establish the annual compensation package for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominations and Corporate Governance Committee may consider generally available source material from business periodicals, proxy statements, and other resources as well as engage third party advisors. The compensation package of our non-employee directors consists of cash payments and stock and option awards.
Under our director compensation plan, we granted stock and option awards to our non-employee directors on the first business day of fiscal 2011 for their fiscal 2010 services. Our President and Chief Executive Officer receives no additional or special compensation for serving as a director. The following table sets forth information regarding the compensation we paid to our non-employee directors for fiscal 2010 board service.
Non-Employee Director Compensation For Fiscal 2010

	Fees Earned or
	Paid in Cash	Stock Awards		Option Awards		Total
Name	($)	($) (1)		($) (1)		($) (2)
Charles J. Chapman, III	$32,000	—	(3)	—	(3)	$32,000
Domenic Colasacco	$54,500	$32,000		$36,243		$122,743
Larry J. Franklin	$35,000	$32,000		$36,243		$103,243
Fred K. Foulkes	$37,000	$32,000		$36,243		$105,243
Thomas E. Lynch	$18,198	$32,000		$36,243		$86,441

(1)	For option awards, fair value is determined using the Black-Scholes option pricing model, while restricted stock is valued using the closing stock price on the date of grant. See Note 17 to the consolidated financial statements in our Form 10-K for fiscal 2010 regarding assumptions underlying valuation of equity awards. Represents stock grants awarded in fiscal 2010 for fiscal 2011 services.

(2)	The aggregate number of fully vested stock awards and the aggregate number of options awards outstanding for each non-employee director at the end of fiscal 2010 are as follows:

Name	Aggregate Stock Awards	Aggregate Option Awards
Charles J. Chapman, III	—	—
Domenic Colasacco	2,995	10,675
Fred K. Foulkes	2,995	10,675
Larry J. Franklin	2,995	10,675
Thomas E. Lynch	—	—

(3)	Due to an arrangement with his existing employer, Mr. Chapman has elected to forgo equity based compensation.
The following is a description of the compensation arrangements for our non-employee directors.
Cash Compensation. Our directors who are not employees each receive an annual cash fee of $32,000, payable in four equal quarterly installments of $8,000 at the beginning of each fiscal quarter. In addition, each non-employee director who serves as a chair of a committee of our Board receives the following annual cash fees, payable in four equal quarterly installments at the beginning of each fiscal quarter:
•	lead independent director — $12,500;

•	chair of the Audit Committee — $10,000;

•	chair of the Compensation and Management Development Committee — $5,000; and

•	chair of the Nominations and Corporate Governance Committee — $3,000.
We also reimburse all non-employee directors for out-of-pocket expenses incurred attending Board, committee, or stockholder meetings.
Equity Compensation. Our non-employee directors, other than Mr. Chapman, also receive equity compensation for serving as directors, which consists of annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service. Our non-employee directors received the following annual equity grants on December 29, 2010 for their fiscal 2010 service:
•	308 shares of our Class A Common Stock (which is equal to $32,000 divided by $103.64, the fair market value of our Class A Common Stock on the date grant); and

•	a fully vested option to purchase 924 shares of our Class A Common Stock (which is equal to 3 times the number of shares of Class A Common Stock granted, as described in the bullet above), with an exercise price of $103.64, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of six years, subject to earlier termination following termination of service as a director.

OWNERSHIP OF OUR COMMON STOCK
The following table sets forth certain information as of February 25, 2011, with respect to the beneficial ownership of our Common Stock by:
•	each director and director nominee,

•	our named executive officers,

•	all of our directors, director nominees and executive officers as a group, and

•	each person we know to beneficially own more than 5% of any class of our Common Stock.
We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed. Applicable percentage ownership is based on 28,993,120 shares of Class A Common Stock and 1,391,337 shares of Class B Common Stock issued and outstanding on February 25, 2011. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of February 25, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

	Class A Common Stock			Class B Common Stock			Combined Voting
Name of Beneficial Owner	Number		Percent	Number		Percent	Percentage(1)
Officers and Directors
Ronald M. Shaich	1,405,619	(2)	4.84%	1,311,690	(2)	94.28%	12.14	%(2)
William W. Moreton	15,829		*	—		—	*
Jeffrey W. Kip	11,172	(3)	*	—		—	*
Scott G. Davis	17,214	(4)	*	—		—	*
John M. Maguire	15,578	(5)	*	—		—	*
Cedric Vanzura	13,873	(6)	*	—		—	*
Domenic Colasacco	18,902	(7)	*	—		—	*
Fred K. Foulkes	18,902	(8)	*	—		—	*
Larry J. Franklin	16,902	(9)	*	—		—	*
Charles J. Chapman, III	222		*	—		—	*
Thomas E. Lynch	18,732	(10)	*	—		—	*
All directors, director nominees and executive officers as a group (20 persons)	1,651,233	(11)	5.43%	1,311,690		94.28%	12.86%

5% Security Holders
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,291,740	(12)	11.35%	—		—	9.92%

Black Rock, Inc. 40 E. 52nd Street New York, NY 10022	1,574,353	(13)	5.43%	—		—	4.75%

FMR, LLC 82 Devonshire Street Boston, MA 02109	1,510,806	(14)	5.21%	—		—	4.56%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,476,466	(15)	5.09%	—		—	4.45%

*	Less than one percent.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (28,993,120 votes) and the Class B Common Stock (4,174,011 votes) entitle their holders to an aggregate of 33,167,131 votes as of February 25, 2011. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one basis.

(2)	With respect to Class A Common Stock, consists of (a) 65,401 shares of Class A Common Stock held by Mr. Shaich, (b) 28,528 shares of Class A Common Stock issuable to Mr. Shaich upon the exercise of stock options within 60 days of February 25, 2011, (c) 1,164,596 shares of Class B Common Stock held by Mr. Shaich that are convertible on a share-for-share basis into Class A Common Stock, (d) 28,368 shares of Class B Common Stock held by a grantor retained annuity trust, of which Mr. Shaich is trustee, that are convertible on a share-for-share basis into Class A Common Stock, and (e) 118,726 shares of Class B Common Stock held by two grantor retained annuity trusts, of which Mr. Shaich’s spouse is co-trustee and exercises investment and voting control, that are convertible on a share-for-share basis into Class A Common Stock.

With respect to Class B Common Stock, consists of (a) 1,164,596 shares of Class B Common Stock held by Mr. Shaich, (b) 28,368 shares of Class B Common Stock held by a grantor retained annuity trust, of which Mr. Shaich is trustee, and (c) 117,726 shares of Class B Common Stock held by two grantor retained annuity trusts, of which of which Mr. Shaich’s spouse is co-trustee and exercises investment and voting control.

The combined voting percentage for Mr. Shaich assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Shaich are converted into shares of Class A Common Stock.

(3)	Consists of (a) 8,490 shares of Class A Common Stock held by Mr. Kip and (b) 2,682 shares of Class A Common Stock issuable to Mr. Kip upon the exercise of stock options within 60 days of February 25, 2011.

(4)	Consists of (a) 14,698 shares of Class A Common Stock held by Mr. Davis and (b) 2,516 shares of Class A Common Stock issuable to Mr. Davis upon the exercise of stock options within 60 days of February 25, 2011.

(5)	Consists of (a) 12,746 shares of Class A Common Stock held by Mr. Maguire and (b) 2,832 shares of Class A Common Stock issuable to Mr. Maguire upon the exercise of stock options within 60 days of February 25, 2011.

(6)	Consists of (a) 12,900 shares of Class A Common Stock held by Mr. Vanzura and (b) 973 shares of Class A Common Stock issuable to Mr. Vanzura upon the exercise of stock options within 60 days of February 25, 2011.

(7)	Consists of (a) 7,303 shares of Class A Common Stock held by Mr. Colasacco and (b) 11,599 shares of Class A Common Stock issuable to Mr. Colasacco upon the exercise of stock options within 60 days of February 25, 2011.

(8)	Consists of (a) 7,303 shares of Class A Common Stock held by Dr. Foulkes and (b) 11,599 shares of Class A Common Stock issuable to Dr. Foulkes upon the exercise of stock options within 60 days of February 25, 2011.

(9)	Consists of (a) 5,303 shares of Class A Common Stock held by Mr. Franklin and (b) 11,599 shares of Class A Common Stock issuable to Mr. Franklin upon the exercise of stock options within 60 days of February 25, 2011.

(10)	Consists of (a) 17,808 shares of Class A Common Stock held by Mr. Lynch and (b) 924 shares of Class A Common Stock issuable to Mr. Lynch upon the exercise of stock options within 60 days of February 25, 2011.

(11)	In addition to the shares beneficially owned by the directors and executive officers listed above, includes (a) 82,989 shares of Class A Common Stock held by Messrs. Blair, Borland, Kish, Kupstas, Nolan, Simon, Simpson and Ms. Fine, (b) 6,722 shares of Class A Common Stock issuable to Messrs. Blair, Borland, Kish, Kupstas, Nolan, Simon, Simpson and Ms. Fine upon the exercise of stock options within 60 days of February 25, 2011, (c) 2 shares of Class A Common Stock owned by members of Mr. Kish’s immediate family over which Mr. Kish shares beneficial ownership and (d) 8,576 shares of Class A Common Stock held by a trust over which Mr. Kupstas shares beneficial ownership.

(12)	Consists of 3,291,740 shares of Class A Common Stock reported as beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”), of which Price Associates reports sole voting power with respect to 737,040 shares and sole dispositive power with respect to 3,291,740 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 6 to Schedule 13G that was filed with the SEC on February 11, 2011.

(13)	Consists of 1,574,353 shares of Class A Common Stock reported as beneficially owned by Black Rock, Inc. (“Black Rock”) and over which Black Rock reports voting and sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 7, 2011.

(14)	Consists of 1,510,806 shares of Class A Common Stock reported as beneficially owned by FMR, LLC (“FMR”), of which FMR reports sole voting power with respect to 606 shares and sole dispositive power with respect to 1,510,806 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,510,200 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds (the “Funds”) each has sole power to dispose of the 1,510,200 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 14, 2011.

(15)	Consists of 1,476,466 shares of Class A Common Stock reported as beneficially owned by The Vanguard Group, Inc. (“Vanguard”), of which Vanguard reports sole voting power with respect to 20,950 shares of and sole dispositive power with respect to 1,455,516 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 20,950 shares of Class A Common Stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed with the SEC on February 10, 2011.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during fiscal 2010, our directors, executive officers and beneficial owners of more than 10% of our Common Stock timely complied with all applicable filing requirements.
In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS
Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.
Our Board currently consists of seven members, divided into three classes as follows:
•	Class I is comprised of Fred K. Foulkes and Ronald M. Shaich, each with a term ending at the 2011 Annual Meeting;

•	Class II is comprised of Domenic Colasacco and Thomas E. Lynch, each with a term ending in 2012; and

•	Class III is comprised of Charles J. Chapman, III, Larry J. Franklin and William W. Moreton, each with a term ending in 2013.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Foulkes and Shaich are current directors whose terms expire at the 2011 Annual Meeting. Messrs. Foulkes and Shaich are each nominated for re-election as a Class I director, with a term ending in 2014.
Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2014, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the nominees will be unable to serve if elected.
A plurality of the combined voting power of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.
Our Board Recommends that You Vote “FOR” the Election of Fred K. Foulkes and Ronald M. Shaich.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 3.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of short-, intermediate- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement beginning on page 23, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to the fiscal year ended December 28, 2010.
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our Board believes this link between compensation and the achievement of our short-, intermediate- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by us or our Board (or any committee thereof), creates or implies any change to our fiduciary duties or those of our Board (or any committee thereof), or creates or implies any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers.
Our Board Recommends that You Vote to Approve the Compensation of our Named Executive Officers
by Voting “FOR” Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES
In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain.
Our Board will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.
After careful consideration, our Board believes that an executive compensation advisory vote should be held every year. Therefore, our Board recommends that you vote for a frequency of every ONE YEAR (Choice 1) for future executive compensation advisory votes. Our Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.
Our Board is asking stockholders to vote, on a non-binding advisory basis, on the following resolution:
RESOLVED, that the stockholders recommend, in a non-binding vote, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation is:
Choice 1 — every year;
Choice 2 — every two years;
Choice 3 — every three years; or
Choice 4 — abstain from voting;
and that the option of once every one, two or three years that receives the highest number of votes cast will be considered to be the preferred frequency of the stockholders with which the Company is to hold future non-binding stockholder advisory votes on executive compensation.
Our Board Believes that Holding the Executive Compensation Advisory Vote Every
Year is in the Best Interests of the Company and its Stockholders and Recommends
Voting For “Choice 1” for a Frequency of Every “One Year.”
Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

PROPOSAL 4
ADOPTION OF AMENDMENT TO CERTIFICATE OF
INCORPORATION TO INCREASE AUTHORIZED COMMON SHARE CAPITAL
Our Board is proposing for stockholder approval an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 87,000,000 shares to 124,500,000 shares.
The proposed amendment was adopted, subject to stockholder approval, by the unanimous vote of our Board on March 4, 2011 in the form set forth in Appendix A to this proxy statement (the “Share Increase Amendment”). Last amended in 2002, our Amended and Restated Certificate of Incorporation currently authorizes 87,000,000 shares of capital stock for issuance, of which 75,000,000 shares are designated as Class A Common Stock, 10,000,000 shares are designated as Class B Common Stock and 2,000,000 shares are designated as Class B Preferred Stock. Under the proposed amendment, the authorized shares of Class A Common Stock would be increased from 75,000,000 shares to 112,500,000 shares, resulting in a corresponding increase in the total number of authorized capital shares from 87,000,000 shares to 124,500,000 shares. This amendment would not change the number of authorized shares of Class B Common Stock or Class B Preferred Stock. As of March 25, 2011:
•	28,999,875 shares of Class A Common Stock were issued and outstanding;

•	1,389,087 shares of Class B Common Stock were issued and outstanding;

•	No shares of Class B Preferred Stock were outstanding;

•	241,307 shares of Class A Common Stock were reserved for issuance upon the exercise of stock options granted by us;

•	1,155,405 shares of Class A Common Stock were reserved for issuance under our 2006 Stock Incentive Plan; and

•	101,641 shares of Class A Common Stock were reserved for issuance under our 1992 Employee Stock Purchase Plan.
Purpose of Amendment
Our Board believes that it is advisable and in our best interests and those of our stockholders to have available additional authorized but unissued shares of Class A Common Stock in order to maintain our flexibility to use such shares for business and/or financing purposes in the future. The newly authorized shares of Class A Common Stock, if and when issued, will have the same rights and privileges as the shares of Class A Common Stock currently authorized.
We currently have no specific plan, agreement or understanding regarding the issuance of the additional shares of Class A Common Stock resulting from the proposed amendment. The additional shares of Class A Common Stock will be available to the Board for various purposes, including:
•	paying stock dividends or effecting stock splits;

•	expanding our business through acquisitions and other strategic transactions;

•	providing equity incentives to employees, officers and directors;

•	raising capital; and

•	other general corporate purposes.
Like the currently authorized but unissued shares of our Class A Common Stock, the additional shares of Class A Common Stock authorized by this proposal would be available for issuance without further action by our stockholders, unless further action is required by law, the rules of The Nasdaq Stock Market or any other stock exchange on which our Class A Common Stock may be listed. The authorization of additional shares of Class A Common Stock will enable us, as the need may arise, to take advantage of market conditions and favorable opportunities without the delay and expense associated with the holding of a special meeting of our stockholders.
Possible Effects of Increasing Our Authorized Class A Common Stock
The additional shares of Class A Common Stock, if issued, would have the same rights and privileges as the shares of Class A Common Stock now issued. Any issuance of additional shares of Class A Common Stock would increase the number of outstanding shares of Class A Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly.
Although an increase in the authorized shares of our Class A Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.
Resolutions Adopting the Proposed Amendment
The following resolution, which will be presented to the 2011 Annual Meeting of Stockholders, will adopt the proposed amendment to our Amended and Restated Certificate of Incorporation to increase its authorized shares of capital stock:
RESOLVED, that Section 4.1 of the Amended and Restated Certification is hereby amended and restated to read in its entirety as follows:
“4.1 The total number of shares which the corporation shall have authority to issue is 124,500,000 shares, consisting of 112,500,000 shares of Class A Common Stock, $.0001 par value, and 10,000,000 shares of Class B Common Stock, $.0001 par value (such Class A Common Stock and Class B Common Stock hereinafter referred to as “Common Stock”), and 2,000,000 shares of Class B Preferred Stock, $.0001 par value.”
The proposed increase in the authorized shares of Class A Common Stock would become effective immediately upon the filing of the Share Increase Amendment with the office of the Secretary of State of the State of Delaware. We expect to file the Share Increase Amendment with the Secretary of State of the State of Delaware promptly upon approval by our stockholders. However, our Board reserves its right to elect to abandon the Share Increase Amendment if it determines, in its sole discretion, that this proposal is no longer in our best interests or those of our stockholders.
Our Board Recommends that You Vote to Approve the Amendment of Our Certificate of Incorporation
to increase the number of authorized shares of our common stock from 87,000,000 shares to
124,500,000 shares by Voting “FOR” Proposal 4.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2011. This appointment is being presented to the stockholders for ratification at the Annual Meeting.
PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.
PwC was our independent registered public accounting firm for fiscal 2010 and our fiscal year ended December 29, 2009, which we refer to as fiscal 2009. A summary of the fees we paid to PwC during fiscal 2010 and fiscal 2009 follows:

Nature of Service	2010 Fees	2009 Fees
Audit Fees(1)	$735,000	$709,700
Audit-Related Fees(2)	$35,000	$73,042
Tax Fees(3)	$113,490	$323,921
All Other Fees(4)	$1,500	$16,500

Total:	$884,990	$1,123,163

(1)	The “Audit Fees” represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in fiscal 2010 and fiscal 2009.

(2)	The “Audit-Related Fees” consist of fees for assurance and related services, including due diligence services, that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” The Audit Committee pre-approved 100% of the “Audit-Related Fees” in fiscal 2010 and fiscal 2009.

(3)	The “Tax Fees” include our payments to PwC in fiscal 2010 and fiscal 2009 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in fiscal 2010 and fiscal 2009.

(4)	The “All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”) including fees related to the use of PwC’s accounting literature in fiscal 2010 and fiscal 2009. The Audit Committee pre-approved 100% of the “All Other Fees” in fiscal 2010 and fiscal 2009.
The Audit Committee determined that the provision of the non-audit services by PwC described above is compatible with maintaining PwC’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by PwC and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.
Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
Our Board Recommends that You Vote “FOR” the Ratification of PricewaterhouseCoopers LLP as our
Independent Registered Public Accounting Firm for the Fiscal Year Ending December 27, 2011.

OTHER MATTERS
As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.
Stockholder Proposals for 2012 Annual Meeting
Stockholder Proposals Included in Proxy Statement
To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2012, stockholder proposals must be received at our principal executive offices no later than December 20, 2011, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 19, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
Stockholder Proposals Not Included in Proxy Statement
We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2012 Annual Meeting of Stockholders but not included in the proxy statement by March 20, 2012, but not before December 21, 2011, which is not less than 60 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2012 Annual Meeting is scheduled to be held on a date before April 19, 2012, or after July 18, 2012, which are dates 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 60th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2012 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.
Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned, (5) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders, and (6) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

For nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, and (4) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.
The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566.
If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566.

Miscellaneous
Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.
You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for fiscal 2010 without charge upon written request to: Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

APPENDIX A
[As proposed to be amended May 19, 2011. Deletions are marked as stricken text and additions are marked with an underline.]
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PANERA BREAD COMPANY
Pursuant to Section 242
of the General Corporation Law of
the State of Delaware
Panera Bread Company. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The Board of Directors of the Corporation (hereinafter called the “Board”), acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, duly adopted a resolution at a meeting of the Board setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, (the “Certificate of Incorporation”), and declaring said amendment to be advisable. Said amendment has been duly approved by the written consent of the Corporation’s stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment to the Certificate of Incorporation is as follows:
RESOLVED:	That the Certificate of Incorporation be amended by deleting the Section 4.1 of the Certificate of Incorporation and inserting in lieu thereof the following:
“4.1 The total number of shares which the corporation shall have authority to issue is ~~87,000,000~~ 124,500,000 shares, consisting of ~~75,000,000~~ 112,500,000 shares of Class A Common Stock, $.0001 par value, and 10,000,000 shares of Class B Common Stock, $.0001 par value (such Class A Common Stock and Class B Common Stock hereinafter referred to as “Common Stock”), and 2,000,000 shares of Class B Preferred Stock, $.0001 par value.”

PRELIMINARY PROXY CARD

Panera Bread Company

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/pnra • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

      A  Proposals — The Board of Directors recommends you vote FOR the listed nominees to serve for a term ending in 2014, FOR Proposals 2, 4 and 5, and 1 YEAR on the advisory vote for the frequency of advisory stockholder votes on executive compensation.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Ronald M. Shaich	☐	☐	02 - Fred K. Foulkes	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
2. Approve a non-binding advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	3. Recommend, in a non-binding advisory vote, the frequency of advisory stockholder votes on executive compensation.	☐	☐	☐	☐

					For	Against	Abstain
4. Approve an amendment to the Company’s certificate of incorporation to increase the number of shares of capital stock authorized for issuance from 87,000,000 shares to 124,500,000 shares.	☐	☐	☐	5. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2011.	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01B93B

PRELIMINARY PROXY CARD
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Panera Bread Company

PANERA BREAD COMPANY
3630 South Geyer Road, Suite 100
St. Louis, MO 63127
Annual Meeting of Stockholders — May 19, 2011 Proxy
Solicited on Behalf of the Board of Directors
The undersigned, revoking all prior proxies, hereby appoints Scott G. Blair and Jeffrey W. Kip, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2011 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102, on May 19, 2011, at 10:30 a.m., Central Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “1 YEAR” ON PROPOSAL 3 ON THE ADVISORY VOTE FOR THE FREQUENCY OF ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION, “FOR” PROPOSALS 2, 4 AND 5 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.